     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 23, 1997

                                                     REGISTRATION NO. 333-29233
================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                              -------------------
                                AMENDMENT NO. 1
                                      TO
                                   FORM SB-2
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                              -------------------


                          THE A CONSULTING TEAM, INC.

            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       NEW YORK                      7379                        13-3169913
------------------------           --------                     ------------
(State of Incorporation)   (Primary Standard Industrial       (I.R.S. Employer
                            Classification Code Number)   Identification Number)


                             200 PARK AVENUE SOUTH
                           NEW YORK, NEW YORK  10003
                                (212) 979-8228
                             (212) 979-8272 (FAX)
  (Address and telephone number of Registrant's principal executive offices)
                              -------------------

                                 SHMUEL BENTOV
                            CHAIRMAN OF THE BOARD,
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                          THE A CONSULTING TEAM, INC.
                             200 PARK AVENUE SOUTH
                           NEW YORK, NEW YORK  10003
                                (212) 979-8228
                             (212) 979-8272 (FAX)
           (Name, address and telephone number of agent for service)

                              -------------------


                 Please send a copy of all communications to:
    LAWRENCE B. FISHER, ESQ.                        M. HILL JEFFRIES, ESQ.
ORRICK, HERRINGTON & SUTCLIFFE LLP                    ALSTON & BIRD LLP
      666 FIFTH AVENUE                             1201 W. PEACHTREE STREET
  NEW YORK, NEW YORK 10103                       ATLANTA, GEORGIA 30309-3429
        (212) 506-5000                                   (404) 881-7000
     (212) 506-5151 (FAX)                             (404) 881-7777 (FAX)

                              -------------------


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

        If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. |_|

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. |_|

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                        CALCULATION OF REGISTRATION FEE

========================================================================================================
                                           Proposed Maximum     Proposed Maximum
  Title of Shares        Amount to be       Offering Price         Aggregate            Amount of
 to be Registered         Registered           Per Share         Offering Price      Registration Fee
--------------------------------------------------------------------------------------------------------
Common Stock $0.01
par value per share     2,070,000 shares (1)    $12.00             $24,840,000           $7,527.27
========================================================================================================

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

(1) Includes 270,000 shares being registered in connection with the Underwriters' over-allotment option, 135,000 shares of which are being registered on behalf of a selling shareholder.



================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS +
+OF ANY SUCH STATE.                                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JULY 23, 1997

                                1,800,000 SHARES

                                  T  A  C  T
                          ---------------------------
                          THE A CONSULTING TEAM, INC.


                                  COMMON STOCK

                                  -----------

  All of the 1,800,000 shares of Common Stock offered hereby are being sold by The A Consulting Team, Inc. ("TACT" or the "Company").

  Prior to this offering (the "Offering"), there has been no public market for the Common Stock. It is currently estimated that the initial public offering price per share of Common Stock will be between $10.00 and $12.00. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price of the Common Stock. Application has been made for listing of the Common Stock on the Nasdaq National Market under the symbol "TACX."

  After completion of the Offering, Shmuel BenTov, the founder, Chairman of the Board, Chief Executive Officer and President of the Company, will beneficially own approximately 66.4% of the Company's outstanding shares of Common Stock (62.3% if the Underwriters' over-allotment option is exercised in full).

  SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                                       PROCEEDS
                                                PRICE TO UNDERWRITING     TO
                                                 PUBLIC  DISCOUNTS(1) COMPANY(2)
--------------------------------------------------------------------------------
Per Share.............................            $          $           $
--------------------------------------------------------------------------------
Total(3).......................................  $          $           $
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) See "Underwriting" for a description of the indemnification arrangements with the Underwriters.
(2) Before deducting expenses payable by the Company estimated to be $500,000.

(3) The Company and its sole shareholder (the "Selling Shareholder") have each granted the Underwriters a 30-day option to purchase up to 135,000 additional shares of Common Stock (for a total of 270,000 shares of Common Stock) solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts, Proceeds to Company and Proceeds to the Selling Shareholder will
    be $   , $   , $    and $   , respectively. The Company will not receive
    any of the proceeds from the sale of shares by the Selling Shareholder. See "Underwriting."

                                  -----------

  The shares of Common Stock are offered severally by the Underwriters named herein subject to prior sale when, as and if received and accepted by the Underwriters, subject to their right to reject orders, in whole or in part, and to certain other conditions. It is expected that delivery of the certificates will be made against payment therefor at the office of The Robinson-Humphrey
Company, Inc., Atlanta, Georgia, on or about    , 1997.

THE ROBINSON-HUMPHREY COMPANY, INC.                   WHEAT FIRST BUTCHER SINGER

       , 1997

[Inside Front Cover of Preliminary Prospectus:]

THE A CONSULTING TEAM, INC.

TACT CONSULTING SERVICES

TACT Consulting has organized its extensive service offerings into Technical Practices having specialized expertise in particular information technologies. TACT Consulting continuously identifies and develops additional technical expertise in emerging technologies in anticipation of the evolving IT needs of its clients.

[Graphic depicting a three-dimensional cube. On the front face of the cube are listed the Company's twelve Technical Practices. Four of the Technical Practices are projected out into columns which list the IT professional services which the Company provides for the respective Technical Practice. On the side of the cube are listed the three broad services offered by the Company: Strategic IT Consulting, IT Solutions and IT Professional Services.]

                                 Client/Server

Infrastructure Design & Implementation

Application Development & Maintenance

Database Design, Implementation & Maintenance

Performance Monitoring/Tuning & Capacity Planning

System Implementations and Migration

Outsourcing

Project Management

Internet/Intranet

Infrastructure Design & Implementation

Website Design, Development & Maintenance

Web Application, Development & Maintenance

Performance Monitoring/Tuning & Capacity Planning

System Implementations & Migration

Outsourcing

Project Management

Legacy Systems

Application Development & Maintenance

Database Design, Implementation & Maintenance

Performance Monitoring/Tuning & Capacity Planning

Outsourcing of Database Administration Function

Conversions

Project Management

Windows NT

TCP/IP Architecture, Design & Implementation

Network Configuration & Administration

Performance Monitoring/Tuning & Capacity Planning

Enterprise-Wide Windows NT/95

Year 2000 & Conversions

Impact Analysis

Conversion Planning & Management

Pilot Study Identification

Code Remediation/ Conversion

Implementation

Rollout


CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION MAINTAINED BY THE UNDERWRITERS IN THE COMMON STOCK, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated or the context otherwise requires: (i) the "Company" refers to The A Consulting Team, Inc. ("TACT"), (ii) all information in this Prospectus has been adjusted to reflect the distribution (the "Distribution") described under "Prior S Corporation Status" and a 355,000-for-1 split of the shares of common stock, $0.01 par value per share (the "Common Stock"), effected prior to the effective date hereof in the form of a stock dividend, and (iii) all information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised.

                                  THE COMPANY

  The A Consulting Team, Inc. provides enterprise-wide information technology ("IT") consulting, software and training services and solutions primarily to Fortune 1000 companies in a wide range of industries. The Company generally serves as an outside resource to a client's internal IT staff, providing a broad range of consulting services including strategic IT consulting, IT solutions and IT professional services to improve the client's productivity, competitive position and performance. Strategic IT consulting includes technology infrastructure advisory services and systems architecture design. IT solutions include planning, designing and implementing enterprise-wide information systems, such as workgroup solutions (Microsoft Exchange and Lotus Notes(R)); client/server; internet/intranet and EDI; database management services; application design, development and implementation; networking; imaging and workflow; and systems integration. IT professional services include systems support, maintenance and contract programming. TACT's ability to provide comprehensive services and solutions across diverse technology platforms allows its clients to maintain and enhance their current systems while embracing new technologies. Clients of the Company include Alamo Rent-A-Car Inc., Allied Signal, Inc., BMW of North America, Inc., Chase Manhattan Bank, ChaseMellon Shareholder Services, Citibank, N.A., Dreyfus Corporation, First Chicago Trust Company, General Electric Company, Goldman Sachs & Co., The Guardian Life Insurance Company of America, Humana Inc., International Business Machines Corporation, Metropolitan Life Insurance Co., Merrill Lynch Pierce Fenner & Smith Incorporated, National Broadcasting Co., Inc., New York Life Insurance Company, Norfolk Southern Corporation, Pacific Telecom, Inc., Pfizer Inc., Prudential Insurance Company, St. John's University and Summit Bancorp. For the six months ended June 30, 1997, no client accounted for more than 10% of revenues, except for one client which accounted for 26% of revenues. The Company's customers are primarily located in the New York/New Jersey metropolitan area.

  The IT consulting industry has experienced accelerating growth in recent years due to rapid technological advances which have strained businesses' internal resources. These advances include more powerful and less expensive computer technology and the transition from predominantly centralized mainframe computer systems to open and distributed computing environments. Additionally, information technology is becoming more critical to successful business operations. IT services are no longer a peripheral component of most organizations but instead are integral to many key business processes. At the same time, managing information technology, especially distributed architectures, has become more complex and expensive. Accordingly, organizations are increasingly turning to external IT services organizations to develop, support and enhance their internal IT systems. By outsourcing IT services, companies are able to (i) focus on their core business, (ii) access specialized technical skills, (iii) implement IT solutions more rapidly, (iv) benefit from flexible staffing, providing a variable cost solution to a fixed cost issue and (v) reduce the cost of recruiting, training, and adjusting the number of employees as IT requirements change. Based on industry sources, IT outsourcing in the United States is estimated to increase from approximately $50 billion in 1995 to approximately $100 billion in 2000, representing a compound annual growth rate of approximately 15%. The Company has achieved a compound annual revenue growth rate of 47.6% for the three-year period ended December 31, 1996.

  By focusing on its technical expertise, high level of service and business-oriented IT solutions, the Company has attempted to build a reputation as a quality provider of IT services and solutions. In order to become a one stop solution provider for its client's IT needs, the Company has developed an extensive array of service offerings which are organized into specific Technical Practices in particular information technologies. The Company's current Technical Practices and other specialized areas of expertise include Client/Server, Internet/Intranet, Legacy Systems, Networking and System Management, Windows NT, Year 2000 and Conversions, Imaging and Workflow, Quality Assurance and Testing, Messaging, Security, Data Warehousing and Lotus Notes/Microsoft Exchange. The Company has organized its services into Technical Practices in an effort to solve quickly and efficiently the diverse IT needs of its clients. Further, the Company continuously identifies and develops additional technical expertise in emerging technologies in anticipation of the evolving IT needs of its clients. The Company also markets software add-on tools that enhance Windows NT administration, database environments and mainframe and non-mainframe connectivity. In addition, the Company offers a wide selection of technical and end-user training courses in client/server, internet/intranet, legacy, and networking technologies for both clients and consultants. The Company has been successful in the past in generating consulting business from existing software and training clients.

  TACT markets and delivers its IT solutions through TACT Solution Teams comprised of professionals who possess project management skills, technical expertise and experience in a client's industry. These skills enable a Solution Team to identify and address more effectively a particular client's technical needs in relation to its business objectives. TACT's focus on providing highly qualified IT professionals allows the Company to identify additional areas of the client's business which could benefit from the Company's IT solutions, thereby facilitating the cross- marketing of multiple Company services. A Solution Team is typically deployed from one of the Company's two Solution Branches in New York and New Jersey. Management's experience has been that the local presence established by a Solution Branch improves the Company's ability to attract local clients, as well as its ability to attract, develop, motivate and retain locally-based IT professionals. The Company presently intends to open a Solution Branch in Connecticut by the end of 1997 and additional Solution Branches in select markets nationwide in the future. Management has developed the TACT Solution Teams, as well as TACT's local Solution Branch structure, in an effort to advance the Company's objective of establishing and maintaining long-term relationships with its clients. Eleven of the Company's top twenty clients measured by revenue for the six months ended June 30, 1997 had been clients for over three years.

  The Company's objective is to become a leading provider of IT services to Fortune 1000 companies and other organizations with diverse IT needs in select markets nationwide. In order to achieve this objective, the Company intends to pursue the following strategies: (i) cross-sell additional IT services to existing clients, (ii) expand the client base, (iii) expand the range of Technical Practices, (iv) open additional Solution Branches, (v) increase sales and marketing of software products and training services and (vi) attract, develop, motivate and retain quality IT professionals.

  The address of TACT's principal executive office is 200 Park Avenue South, New York, New York 10003. The telephone number of such office is (212) 979-8228. The Company maintains a website at http://www.tact.com. Information contained on the Company's website is not a part of this Prospectus and must not be relied upon in evaluating the Company, its business or an investment in the Common Stock offered hereby.

                                  THE OFFERING

 Common Stock Offered by the Company.....  1,800,000 shares
 Common Stock to be Outstanding after the
  Offering...............................  5,350,000 shares (1)
 Use of Proceeds by the Company..........  For payment of the Distribution;
                                           repayment of certain indebtedness;
                                           and working capital and general
                                           corporate purposes, including the
                                           opening of additional Solution
                                           Branches, the expansion of Technical
                                           Practices, the recruitment of
                                           personnel and other services. See
                                           "Use of Proceeds."
 Proposed Nasdaq National Market Symbol..  TACX

--------

(1) Excludes 600,000 additional shares issuable pursuant to the Company's Stock Option and Award Plan, of which 450,000 shares are subject to currently outstanding options. See "Management--Stock Option Plan" and "Shares Eligible For Future Sale."

           SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION (1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    SIX MONTHS
                                                YEAR ENDED            ENDED
                                               DECEMBER 31,          JUNE 30,
                                          ----------------------- --------------
                                           1994    1995    1996    1996   1997
                                          ------  ------- ------- ------ -------
                                                                   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Consulting services...................... $9,463  $14,430 $18,981 $8,637 $15,378
Software licensing.......................  1,321    1,383   1,776  1,107     785
Training services........................     98      210     238    149     110
                                          ------  ------- ------- ------ -------
  Total revenues......................... 10,882   16,023  20,995  9,893  16,273
Cost of revenues.........................  8,016   11,041  14,521  6,806  11,217
                                          ------  ------- ------- ------ -------
  Gross profit...........................  2,866    4,982   6,474  3,087   5,056
Executive compensation(2)................    607    1,615   1,623    812     150
Income (loss) from operations............     (7)      92     102    317   1,678
Net income...............................      2      190       8    255   1,454
UNAUDITED PRO FORMA DATA(3):
Pro forma income from operations.........                 $ 1,325        $ 1,641
Pro forma net income.....................                     692            852
Pro forma net income per share...........                 $   .18        $   .23
Weighted average shares outstanding......                   3,746          3,746

                                                             AT JUNE 30, 1997
                                                           ---------------------
                                                                    PRO FORMA,
                                                           ACTUAL AS ADJUSTED(4)
                                                           ------ --------------
                                                                (UNAUDITED)
BALANCE SHEET DATA:
Working capital........................................... $1,742    $17,644
Total assets..............................................  7,236     20,401
Long-term debt............................................     38         38
Shareholder's equity......................................  2,265     18,121

--------
(1) See Note 1 of Notes to Financial Statements.

(2) Executive compensation represents compensation paid to Mr. BenTov during the periods presented. Effective upon consummation of the Offering, Mr. BenTov will enter into a two year employment agreement providing for an annual base salary of $250,000, providing that he will receive no cash bonus for 1997 and providing for an annual bonus not to exceed one percent of the Company's total revenues for 1998 subject to approval by the non-employee directors of the Company's Executive Compensation Committee and further subject to the Company meeting certain financial performance criteria. Mr. BenTov and the Company have agreed during the two year term of his employment agreement not to (i) increase Mr. BenTov's compensation (including base salary and bonus) or (ii) otherwise amend the terms of Mr. BenTov's employment agreement. See "Management--Employment Agreements" and "--Executive Officer Bonus Plan".

(3) The pro forma statements of operations data are presented to reflect (i) reduced executive compensation expense (excluding any bonus which is contingent upon the Company meeting certain financial performance criteria) effective upon consummation of the Offering relating to Mr. BenTov, partially offset by increased salary expense related to the Company's hiring of a Chief Financial Officer and (ii) provision for federal and state income taxes as if the Company had been subject to federal and state income taxation as a C Corporation during each of the periods presented. On the closing date of the Offering, the Company will make the Distribution to Mr. BenTov estimated to be approximately $2,000,000 as of June 30, 1997. See "Prior S Corporation Status", "Management--Executive Officer Bonus Plan" and Note 11 of Notes to Financial Statements.

(4) As adjusted to reflect (i) the sale of the 1,800,000 shares of Common Stock offered hereby and the initial application of the estimated net proceeds therefrom, assuming a public offering price of $11.00 per share, after deducting underwriting discounts and estimated offering expenses payable by the Company, (ii) the recording of a deferred tax liability of $58,000 resulting from the change from an S Corporation to a C Corporation and
    (iii) the payment of the Distribution representing the estimated earned and previously undistributed taxable S Corporation income through the date prior to the closing date of the Offering (the "Termination Date") that will result in the reduction of shareholders' equity to $207,000 prior to the Company's receipt of the net proceeds of the Offering. See "Prior S Corporation Status" and Note 11 of Notes to Financial Statements.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the securities offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

  Management of Growth. The Company currently is experiencing rapid growth that has strained, and could continue to strain, the Company's managerial and other resources. The Company intends to actively pursue a strategy of continued growth and will seek to expand the range of its services and penetrate new geographic markets. More specifically, the Company intends to open one additional Solution Branch in Connecticut by the end of 1997 and additional Solution Branches in the future. The Company has very limited experience in opening Solution Branches. To accomplish this branch expansion, the Company will be required to make additional capital expenditures, including leasing additional facilities. The availability of consultants as employees or independent contractors will also become an important factor in the Company's expansion plans. In addition, the Company will be required to identify suitable new geographic markets with sufficient demand for the Company's services; to hire and retain skilled management, marketing, customer service and other personnel; and to successfully manage growth, including monitoring operations, controlling costs and maintaining effective quality and service controls. There can be no assurance that the Company will be able to do so effectively or that allocation of capital or human resources will not adversely impact the Company as a whole. If the Company's management is unable to manage growth or new employees are unable to achieve anticipated performance levels, the Company's business, results of operations and financial condition could be materially and adversely affected. As part of its growth strategy, the Company may consider acquisitions of complementary businesses and, although the Company does not presently have any plans, arrangements or agreements with respect to any potential acquisitions, there can be no assurance that if the Company consummates an acquisition, it will be able to successfully integrate any acquired businesses into the Company's operations. There also can be no assurance that future acquisitions will not have an adverse effect upon the Company's results of operations and earnings per share, particularly in the fiscal quarters immediately following consummation of such transactions while the operations of the acquired business are being integrated into the Company's operations. See "Use of Proceeds" and "Business."

  Attraction and Retention of Project Managers and Technical Specialists. The Company's business involves the delivery of professional services. Therefore, its success will depend in large part upon its ability to attract and retain highly skilled project managers and technical specialists. Qualified project managers and technical specialists are in particularly great demand and are likely to remain a limited resource for the foreseeable future. There can be no assurance that the Company will be able to attract and retain sufficient numbers of highly skilled project managers and technical specialists. The loss of some or all of the Company's project managers and technical specialists could have a material adverse impact on the Company, including its ability to secure and complete engagements. No project managers or technical specialists have entered into employment agreements with the Company for any specific term. Although the Company utilizes the services of a significant number of independent contractors to act as consultants, the Company believes it can obtain the services of a sufficient number of independent contractors to fulfill its needs as new projects commence. These independent contractors are not employees of the Company, however, and there can be no assurance that the services of these independent contractors will continue to be available to the Company on terms acceptable to the Company. See "Business--TACT Recruiting" and "--Human Resources" and "Management--Executive Compensation."

  Client Revenue and Geographic Concentrations. The Company derives a significant portion of its revenues from a relatively limited number of clients primarily located in the New York/New Jersey metropolitan area of the United States. Revenues from the Company's ten most significant clients accounted for approximately 60%, 60% and 68% of its revenues for the years ended December 31, 1995 and 1996 and the six months ended

June 30, 1997, respectively. A significant client of the Company accounted for 4%, 8% and 26% of revenues for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, respectively. A second significant client of the Company accounted for 14%, 11% and 8% of revenues for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, respectively. A third significant client of the Company accounted for 5%, 8% and 6% of revenues for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, respectively. In any given year, the Company's ten most significant customers may vary based upon specific projects for those clients during that year. There can be no assurance that TACT's significant clients will continue to engage the Company for additional projects or do so at the same revenue levels. Clients engage the Company on an assignment-by-assignment basis, and a client can generally terminate an assignment at any time without penalty. The loss of any significant customer could have a material adverse effect on the Company's business, results of operations and financial condition. The failure of the Company to develop relationships with new customers could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, except for revenue derived from software sales, substantially all of the Company's revenues for the year ended December 31, 1996 and for the six months ended June 30, 1997, respectively, were attributable to clients located in the New York/New Jersey metropolitan area of the United States. Adverse economic conditions affecting this region could have an adverse effect on the financial condition of the Company's clients located there, which in turn could adversely impact the Company's business and future growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- Clients and Representative Solutions."

  Project Risks. Many of the Company's engagements involve projects that are critical to the operations of its clients' businesses and provide benefits that may be difficult to quantify. The Company's failure or inability to meet a client's expectations in the performance of its services could result in a material adverse change to the client's operations and therefore could give rise to claims against the Company or damage the Company's reputation, adversely affecting its business, results of operations and financial condition.

  Rapid Technological Change; Dependence on New Solutions. The Company's success will depend in part on its ability to develop IT solutions that keep pace with continuing changes in IT, evolving industry standards, changing client preferences and a continuing shift to outsourced solutions by clients. There can be no assurance that the Company will be successful in adequately addressing the outsourcing market or other IT developments on a timely basis or that, if addressed, the Company will be successful in the marketplace. There can also be no assurance that products or technologies developed by others will not render the Company's services uncompetitive or obsolete. The Company's failure to address these developments could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the market for the Company's software products is characterized by rapid technological change, evolving industry standards in computer hardware and software technology, changes in customer requirements and frequent new product introductions and enhancements. If the Company is unable to identify and introduce new third-party developed products in a timely manner in response to changing market conditions or customer requirements, the Company's business, results of operations and financial condition could be adversely affected.

  Variability of Quarterly Results of Operations. Variations in the Company's revenues and results of operations occur from time to time as a result of a number of factors, such as the timing of new Solution Branch openings, Technical Practice expansion activities, the significance of client engagements commenced and completed during a quarter, the number of business days in a quarter, consultant hiring and utilization rates and the timing of corporate expenditures. The timing of revenues is difficult to forecast because the Company's sales cycle can be relatively long and may depend on such factors as the size and scope of assignments and general economic conditions. A variation in the number of client assignments or the timing of the initiation or the completion of client assignments, particularly at or near the end of any quarter, can cause significant variations in results of operations from quarter to quarter and can result in losses to the Company. In addition, the Company's engagements generally are terminable by the client at any time without penalty. Although the number of consultants can be adjusted to correspond to the number of active projects, the Company must maintain a sufficient number of senior consultants to oversee existing client projects and to assist with the Company's sales force in securing new client assignments. An unexpected reduction in the number of assignments could result in excess capacity of consultants and increased selling, general and administrative expenses as a percentage of revenues. The Company has also experienced, and may in the future experience, significant fluctuations in the quarterly results of its software sales as a result of the variable size and timing of individual license transactions, competitive conditions in the industry, changes in customer budgets, and the timing of the introduction of new products or product enhancements. In the event that the Company's results of operations for any period are below the expectation of market analysts and investors, the market price of the Common Stock could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Ability to Maintain Margins. The Company derives revenues primarily from the hourly billing of its consultants' services and, to a lesser extent, from fixed-price projects. The Company's most significant cost is project personnel cost, which consists of consultant salaries and benefits. Thus, the Company's financial performance is primarily based upon billing margin (billable hourly rate less the consultant's hourly cost) and personnel utilization rates (number of days worked by a consultant during a two-week billing cycle divided by the number of billing days in that cycle). To date, the Company has been able to maintain its billing margins by offsetting increases in employee salaries with increases in its hourly rates. There can be no assurance, however, that the Company's revenues will continue to be billed primarily on a time and materials basis or that the Company will be able to continue to pass along increases in its cost of services to its clients. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Competition. The market for IT services includes a large number of competitors, is subject to rapid change and is highly competitive. Primary competitors include participants from a variety of market segments, including consulting divisions of the "Big Six" accounting firms, systems consulting and implementation firms, application software firms and management consulting firms. Many of these competitors have significantly greater financial, technical and marketing resources and greater name recognition than the Company. In addition, the Company competes with its clients' internal resources, particularly when these resources represent a fixed cost to the client. In the future, such competition may impose additional pricing pressures on the Company. There can be no assurance that the Company will compete successfully with its existing competitors or with any new competitors. See "Business--Competition."

  Reliance on Key Executives. The success of the Company is highly dependent upon the efforts and abilities of its executive officers, particularly Shmuel BenTov, the Company's founder, Chairman of the Board, Chief Executive Officer and President. In addition, the Company is dependent upon the services of Mr. Frank T. Thoelen, its Chief Financial Officer, who was hired as of June 1, 1997. Although Mr. BenTov and Mr. Thoelen have entered into employment agreements containing noncompetition, nondisclosure and nonsolicitation covenants, these contracts do not guarantee that these individuals will continue their employment with the Company. The loss of the services of either of these key executives for any reason could have a material adverse effect upon the Company's business, results of operations and financial condition. See "Management."

  Control by Principal Shareholder. After the Offering, Mr. BenTov will beneficially own approximately 66.4% of the outstanding Common Stock (62.3% if the Underwriters' over-allotment option is exercised in full). Accordingly, Mr. BenTov will be able to substantially control the election of the directors of the Company and the outcome of all other matters submitted to a vote of the shareholders. See "Principal and Selling Shareholder" and "Description of Capital Stock."

  Payments and Benefit to Existing Sole Shareholder. On the date of closing of the Offering, the Company will make the Distribution to Mr. BenTov equal to the Company's estimated earned and previously undistributed taxable S Corporation income through the day preceding the Termination Date, which the Company currently estimates will be approximately $2.0 million as of June 30, 1997. Purchasers of the Common Stock in the Offering will not receive any portion of the Distribution. After the closing of the Offering, an appropriate payment will be made to Mr. BenTov or the Company, as the case may be, in the event that the actual amount of the previously undistributed taxable S Corporation income through the day preceding the Termination Date is different than the Distribution. Additionally, Mr. BenTov has personally guaranteed the Company's line of credit with Citibank, N.A. To the extent that this line of credit is repaid in full with the proceeds of the Offering, Mr. BenTov will benefit from a corresponding decrease in his personal obligation to secure repayment of such line of credit and will be released from his guaranty. Neither Mr. BenTov nor any other person has any obligation to make personal guarantees available to the Company in the future, and there can be no assurance that the absence of personal guarantees will not adversely affect the Company's ability to obtain future financing. See "Prior S Corporation Status," "Capitalization" and "Use of Proceeds."

  Change in Corporate Tax Status. Effective January 1, 1995, the Company elected to be treated as an S Corporation for federal and state income tax purposes. As a result, the Company currently pays no federal income tax, and all of the earnings of the Company have been taxed for federal income tax purposes directly to Mr. BenTov. The Company currently pays City of New York income taxes in the same manner as a C Corporation and pays State of New York and State of New Jersey income taxes at rates that are lower than imposed on C Corporations. If the Company's S Corporation status were to be terminated by reason of a failure to satisfy the S Corporation requirements of the Internal Revenue Code of 1986, as amended, the Company would be subject to income tax as a C Corporation. The Company believes, however, that it has complied with all applicable S Corporation requirements. The Company's S Corporation status will terminate effective the Termination Date, and the Company will again become a C Corporation fully subject to federal, state and local corporate income taxation. Prior to the Termination Date, the Company and Mr. BenTov will enter into an agreement (the "Tax Indemnification Agreement") providing that the Company will be indemnified by Mr. BenTov with respect to any federal, state or local corporate income taxes (plus interest and penalties) as a result of the Company's failure to qualify as an S Corporation with respect to tax returns in which the Company reported its income as an S Corporation. Mr. BenTov's liability under the Tax Indemnification Agreement will be limited to the aggregate amount of all distributions received by Mr. BenTov from the Company during such S Corporation reporting period, net of taxes paid or payable by Mr. BenTov with respect to such distributions. The Tax Indemnification Agreement will further provide that the Company will indemnify Mr. BenTov on an after-tax basis with respect to any federal, state or local income taxes (plus interest and penalties) paid or required to be paid by Mr. BenTov, and Mr. BenTov will pay to the Company any refunds of federal, state or local income taxes (including interest received thereon) received by (or credited to) Mr. BenTov, as a result of a subsequent adjustment in income of the Company with respect to any tax return in which the Company reported its income as an S Corporation. The Tax Indemnification Agreement will also provide that Mr. BenTov shall have the option to control the filing of the current year's tax returns and control or participate in audits and certain other matters for any period in which the Company reported its income as an S Corporation. See "Certain Transactions."

  Intellectual Property Rights. The Company's business includes the development of custom software applications in connection with specific client engagements. Ownership of such software is generally assigned to the client. The Company relies upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect its proprietary rights and the proprietary rights of third parties from whom the Company licenses intellectual property. The Company enters into confidentiality agreements with its employees and limits distribution of proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights. The Company is subject to the risk of litigation alleging infringement of third-party intellectual property rights. Any such claims could require the Company to spend significant sums in litigation, pay damages, develop non-infringing intellectual property or acquire licenses to the intellectual property which is the subject of the asserted infringement. In addition, the Company is aware of other users of the term "TACT" and combinations including "A Consulting," which users may be able to restrict the Company's ability to establish or protect its right to use these terms. The Company has in the past been contacted by other users of the term "TACT" alleging rights to the term. The Company's inability or failure to establish rights to these terms may have a material adverse effect on the Company's business, results of operations and financial condition. See "Business-- Intellectual Property Rights."

  No Prior Public Market; Determination of Offering Price; Possible Volatility of Stock Price. Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price per share of the Common Stock will be determined by negotiations among management of the Company and the representatives of the Underwriters (the "Representatives") and may bear no relationship to the price of the Company's securities after the Offering. See "Underwriting" for factors to be considered in determining the initial public offering price per share. Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market System; however, there can be no assurance that such application will be approved, that an active trading market will develop and be sustained subsequent to the Offering or that the market price of the Common Stock will not decline below the initial public offering price. The Common Stock may be subject to wide fluctuations in price in response to variations in quarterly results of operations and other factors, including acquisitions, technological innovations and general economic or market conditions. In addition, stock markets have experienced extreme price and volume trading volatility in recent years. This volatility has had a substantial effect on the market price of many technology companies and has often been unrelated to the operating performance of those companies. This volatility may adversely affect the market price of the Common Stock. See "Underwriting."

  Shares Eligible for Future Sale. Upon completion of the Offering, the Company will have a total of 5,350,000 shares of Common Stock outstanding (5,485,000 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the 1,800,000 shares offered hereby (2,070,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or registration under the Securities Act by persons other than "affiliates" of the Company, as defined under the Securities Act of 1933, as amended (the "Securities Act"). Mr. BenTov, who holds the remaining 3,550,000 shares (3,415,000 shares if the Underwriters' over-allotment option is exercised in full), will be eligible to sell such shares pursuant to Rule 144 ("Rule 144") under the Securities Act beginning 90 days after the date of this Prospectus, subject to a lockup agreement and subject to the manner of sale, volume, notice and information restrictions of Rule 144. As of the date of this Prospectus, options to purchase a total of 450,000 shares of Common Stock pursuant to the Company's Stock Option and Award Plan are outstanding, none of which options are exercisable for a period of one year from the date hereof. An additional 150,000 shares of Common Stock are available for future option grants under the Stock Option and Award Plan. The Company's existing sole shareholder, executive officers and directors have agreed not to sell, offer to sell, contract to sell, solicit an offer to buy, grant any option for the purchase or sale of, assign, pledge, distribute or otherwise transfer, dispose of or encumber (or make any announcement with respect to any of the foregoing), directly or indirectly, any shares of Common Stock, or any options, rights, warrants or other securities convertible into or exercisable or exchangeable for Common Stock or evidencing any right to purchase or subscribe for shares of Common Stock, whether or not beneficially owned by such director or executive officer, except as contemplated in the Offering, for a period of 180 days from the date of this Prospectus without the prior written consent of The Robinson-Humphrey Company, Inc., on behalf of the Underwriters. Sales of a substantial amount of such shares in the public market, or the availability of such shares for future sale, could adversely affect the market price of the shares of Common Stock and the Company's ability to raise additional capital at a price favorable to the Company. See "Management--Stock Option Plan," "Principal and Selling Shareholder," "Shares Eligible for Future Sale," "Underwriting" and Note 10 of Notes to Financial Statements.

  Immediate and Substantial Dilution. The initial public offering price per share of Common Stock is substantially higher than the net tangible book value per share of the Common Stock. Purchasers of shares of Common Stock in the Offering will experience immediate and substantial dilution of $7.61 (69.2%) in the pro forma net tangible book value per share of Common Stock (assuming an initial public offering price of $11.00 per share). To the extent outstanding options to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

  Broad Discretion of Management and the Board of Directors in Use of Proceeds. Although the Company intends to apply the net proceeds of the Offering in the manner described under "Use of Proceeds," the Company's management and the Board of Directors have broad discretion within such proposed uses as to the precise allocation of the net proceeds, the timing of expenditures and all other aspects of the use thereof. The

Company reserves the right to reallocate the net proceeds of the Offering among the various categories set forth under "Use of Proceeds" as it, in its sole discretion, deems necessary or advisable based upon prevailing business conditions and circumstances. There can be no assurance that management will use such net proceeds in a manner that enhances shareholder value. See "Use of Proceeds."

  Certain Anti-Takeover Provisions. The Company's Certificate of Incorporation and the New York Business Corporation Law (the "NYBCL") contain provisions that may have the effect of delaying, deferring or preventing a non-negotiated merger or other business combination involving the Company. Section 912 of the NYBCL prohibits a domestic corporation from engaging in a business combination with an interested shareholder (defined as the beneficial owner of 20% or more of the stock of the corporation) for a period of five years from the time the shareholder acquired the stock unless certain conditions are met. These provisions are intended to encourage any person interested in acquiring the Company to negotiate with and obtain the approval of its Board of Directors in connection with the transaction. Moreover, pursuant to the Company's Certificate of Incorporation, the Board of Directors of the Company is empowered to issue up to 2,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of such shares, without any further shareholder action. The existence of this "blank-check" preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. These and certain other provisions of the Company's Certification of Incorporation may discourage or make more difficult a future acquisition of the Company not approved by the Board of Directors in which shareholders might receive an attractive value for their shares or that a substantial number or even a majority of the Company's shareholders might believe to be in their best interest. As a result, shareholders who desire to participate in such a transaction may not have the opportunity to do so. Such provisions could also discourage bids for the shares of Common Stock at a premium, as well as create a depressive effect on the market price of the shares of Common Stock. See "Management--Directors and Executive Officers" and "Description of Capital Stock--Preferred Stock."

  Absence of Dividends. Except for the Distribution, the Company does not anticipate paying any cash dividends in the foreseeable future and intends to retain earnings, if any, to develop, operate and expand its business. See "Prior S Corporation Status" and "Dividend Policy."

                                  THE COMPANY

  The Company was incorporated under the laws of the State of New York on February 16, 1983 under the name of Software Ben-Tov, Inc. and changed its name to The A Consulting Team, Inc. on April 26, 1983. The mailing address of its principal executive office is 200 Park Avenue South, New York, New York 10003. The telephone number of such office is (212) 979-8228. The Company maintains a website at http://www.tact.com. Information contained on the Company's website is not a part of this Prospectus and must not be relied upon in evaluating the Company, its business or an investment in the Common Stock offered hereby.

                          PRIOR S CORPORATION STATUS

  Effective January 1, 1995, the Company elected to be treated as an S Corporation for federal and state income tax purposes. As a result, the Company currently pays no federal income tax, and all of the earnings of the Company have been taxed for federal income tax purposes directly to Mr. BenTov. The Company currently pays City of New York income taxes in the same manner as a C Corporation and pays State of New York and State of New Jersey income taxes at rates that are lower than imposed on C Corporations. If the Company's S Corporation status were to be terminated by reason of a failure to satisfy the S Corporation requirements of the Internal Revenue Code of 1986, as amended, the Company would be subject to income tax as a C Corporation. The Company believes, however, that it has complied with all applicable S Corporation requirements. The Company's S Corporation status will terminate effective the Termination Date, and the Company will again become a C Corporation fully subject to federal, state and local corporate income taxation.

  On the date of closing of the Offering, the Company will make the Distribution to Mr. BenTov equal to the Company's estimated earned and previously undistributed taxable S Corporation income through the day preceding the Termination Date, which the Company currently estimates will be approximately $2.0 million as of June 30, 1997. Purchasers of the Common Stock in the Offering will not receive any portion of the Distribution. After the closing of the Offering, an appropriate payment will be made to Mr. BenTov or the Company, as the case may be, in the event that the actual amount of the previously undistributed taxable S Corporation income through the day preceding the Termination Date is different than the Distribution. See "Use of Proceeds," "Capitalization" and Notes 5 and 12 of Notes to Financial Statements.

  Prior to the Termination Date, the Company and Mr. BenTov will enter into the Tax Indemnification Agreement providing that the Company will be indemnified by Mr. BenTov with respect to any federal, state or local corporate income taxes (plus interest and penalties) as a result of the Company's failure to qualify as an S Corporation with respect to tax returns in which the Company reported its income as an S Corporation. Mr. BenTov's liability under the Tax Indemnification Agreement will be limited to the aggregate amount of all distributions received by Mr. BenTov from the Company during such S Corporation reporting period, net of taxes paid or payable by Mr. BenTov with respect to such distributions. The Tax Indemnification Agreement will further provide that the Company will indemnify Mr. BenTov on an after-tax basis with respect to any federal, state or local income taxes (plus interest and penalties) paid or required to be paid by Mr. BenTov, and Mr. BenTov will pay to the Company any refunds of federal, state or local income taxes (including interest received thereon) received by (or credited to) Mr. BenTov, as a result of a subsequent adjustment in income of the Company with respect to any tax return in which the Company reported its income as an S Corporation. The Tax Indemnification Agreement will also provide that Mr. BenTov shall have the option to control the filing of the current year's tax returns and control or participate in audits and certain other matters for any period in which the Company reported its income as an S Corporation. See "Certain Transactions."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock offered hereby are estimated to be $17,914,000 ($19,295,000 if the over-allotment option is exercised in full) assuming a public offering price of $11.00 per share, after deducting underwriting discounts and estimated offering expenses payable by the Company.

  The Company presently intends to use the net proceeds as follows:

                                                       APPROXIMATE  APPROXIMATE
                                                      DOLLAR AMOUNT PERCENTAGE
                                                      ------------- -----------
      To pay the Distribution(1).....................  $ 2,000,000       11%
      To repay certain indebtedness and accrued in-
       terest........................................    2,800,000       16
      For working capital and general corporate pur-
       poses.........................................   13,114,000       73
                                                       -----------      ---
                                                       $17,914,000      100%
                                                       ===========      ===

--------

(1) See "Prior S Corporation Status."

  At June 30, 1997, the Company owed $2,665,000 in principal amount under the Company's line of credit with Citibank, N.A. The line of credit provides for borrowings of up to $3.1 million and bears interest at a variable rate based on prime plus 1% (9.5% at June 30, 1997). The indebtedness under the line of credit was incurred by the Company for working capital and other corporate purposes, including payment of a loan from the Company's sole shareholder (the "Shareholder Loan"), which had been accruing interest at a variable rate based on prime (8.5% at June 13, 1997, the date of repayment). The Company's bank line of credit is secured by substantially all of the Company's assets. Mr. BenTov has guaranteed the Company's outstanding indebtedness under the line of credit, and it is anticipated that he will be relieved of his guarantees as a result of the Company's repayment of borrowings under this line. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Certain Transactions."

  The balance of the net proceeds of the Offering (including any proceeds received by the Company from the exercise of the Underwriters' over-allotment option) will be used for working capital and general corporate purposes, including opening additional Solution Branches and expanding the Company's Technical Practices and sales and marketing staff. The Company presently plans to open a Solution Branch in Connecticut by the end of 1997 and plans to open additional Solution Branches in the future. In addition, the Company plans to use a portion of the net proceeds to expand the scope of its Technical Practices to address new technologies and vendor software solutions, such as SAP and PeopleSoft. The Company also plans to hire additional technical, sales and recruiting personnel to expand its client base. Finally, the Company plans to expand its in-house selling and marketing capabilities in order to market additional packaged software products to its growing client base.

  The Company believes opportunities may exist to expand its current business through acquisitions of local or regional competitors and may utilize a portion of the proceeds for such purpose. In addition, the Company may consider acquisitions of complementary businesses. The Company is not currently a party to any agreements, arrangements or understandings with respect to any acquisitions, and there can be no assurance that any of the Company's expansion plans will be realized or, if realized, will prove profitable for the Company. See "Risk Factors--Management of Growth."

  The foregoing represents the Company's best estimate of its use of the net proceeds based upon its current plans, certain assumptions regarding industry and general economic conditions, and the Company's future revenues and expenditures. If any of these factors change, the Company may find it necessary or advisable to reallocate some of the proceeds within the above-described categories or to use portions thereof for other purposes or may be required to seek additional financing. Pending application thereof, the net proceeds will be invested in short-term, investment-grade, interest bearing securities. The Company will not receive any proceeds from the sale of shares by the Selling Shareholder pursuant to any exercise of the Underwriters' over-allotment option. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth the unaudited capitalization of the Company at June 30, 1997 (i) on an actual basis and (ii) on a pro forma, as adjusted basis, to reflect (x) the sale of the Common Stock offered hereby and the initial application of the estimated net proceeds therefrom, assuming a public offering price of $11.00 per share, after deducting underwriting discounts and estimated offering expenses payable by the Company, including payment of the Distribution representing the Company's estimated earned and previously undistributed S Corporation income and the repayment of debt described under "Use of Proceeds" and (y) the recording of deferred tax liability in the amount of $58,000 resulting from the change from an S Corporation to a C Corporation. See "Prior S Corporation Status" and "Use of Proceeds." The information set forth below should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                              JUNE 30, 1997
                                                            ------------------
                                                                   PRO FORMA,
                                                            ACTUAL AS ADJUSTED
                                                            ------ -----------
                                                              (IN THOUSANDS)
   Short-term debt (including current portion of long-term
    debt).................................................. $2,860   $   195
                                                            ======   =======
   Long-term debt.......................................... $   38   $    38
   Shareholders' equity(1):
     Preferred stock--$0.01 par value; 2,000,000 shares
      authorized; no shares issued.........................    --        --
     Common stock--$0.01 par value; 10,000,000 shares
      authorized; 3,550,000 shares issued and outstanding;
      5,350,000 shares issued and outstanding, pro forma,
      as adjusted..........................................    --         53
     Additional paid-in capital............................    --     17,896
     Retained earnings.....................................  2,265       172
                                                            ------   -------
       Total shareholders' equity..........................  2,265    18,121
                                                            ------   -------
         Total capitalization.............................. $2,303   $18,159
                                                            ======   =======

--------

(1) Excludes 600,000 additional shares issuable pursuant to the Stock Option and Award Plan, of which 450,000 shares are subject to currently outstanding options. See "Management--Stock Option Plan" and "Shares Eligible for Future Sale."

                                DIVIDEND POLICY

  Except for the Distribution to its existing shareholder, the Company presently intends to employ all available funds for the expansion of its business and, therefore, does not anticipate declaring or paying cash dividends on the Common Stock in the foreseeable future. The payment of cash dividends, if any, in the future will depend upon the Company's earnings, financial condition, capital requirements, cash flow, long range plans and such other factors as the Board of Directors of the Company may deem relevant.

                                   DILUTION

  The unaudited pro forma net tangible book value of the Company's Common Stock as of June 30, 1997, after giving effect to the Distribution and the deferred tax liability in the amount of $58,000 resulting from the change from an S Corporation to a C Corporation, was $162,000, or approximately $.05 per share. "Net tangible book value per share" represents the total amount of tangible assets less total liabilities divided by the number of shares of Common Stock issued and outstanding. After giving effect to the sale of the 1,800,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share and after deducting underwriting discounts and estimated offering expenses payable by the Company, the pro forma net tangible book value of the Company at June 30, 1997 would have been $18,121,000, or approximately $3.39 per share. This represents an immediate increase in net tangible book value of $3.34 per share to the Company's sole existing shareholder and an immediate dilution in net tangible book value of $7.61 per share to new investors. The following table illustrates this dilution to new investors on a per share basis:

   Assumed initial public offering price...........................       $11.00
     Pro forma net tangible book value per share prior to the Of-
      fering....................................................... $ .05
     Increase per share attributable to the Offering...............  3.34
                                                                    -----
   Pro forma net tangible book value after the Offering............         3.39
                                                                          ------
   Dilution to new investors(1)....................................       $ 7.61
                                                                          ======

--------

(1) Dilution is determined by subtracting adjusted net tangible book value per share after completion of the Offering from the public offering price paid by a new shareholder for a share of Common Stock in the Offering. Assuming the exercise in full of the Underwriters' over-allotment option, the pro forma net tangible book value of the Company at June 30, 1997 would have been approximately $3.56 per share, representing an immediate increase in net tangible book value of $3.51 per share to the Company's sole existing shareholder and an immediate dilution in net tangible book value of $7.44 per share to new investors.

  The following table summarizes the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the Company's existing sole shareholder and new investors in the Offering. The calculation below is based on an assumed initial public offering price of $11.00 per share (before deducting underwriting discounts and other estimated expenses of the Offering payable by the Company).

                            SHARES PURCHASED    TOTAL CONSIDERATION    AVERAGE
                          -------------------- ---------------------- PRICE PER
                           NUMBER   PERCENTAGE   AMOUNT    PERCENTAGE   SHARE
                          --------- ---------- ----------- ---------- ---------
Existing sharehold-
 er(1)(2)................ 3,550,000    66.4%   $       100     0.0%    $  --
New investors(2)......... 1,800,000    33.6     19,800,000   100.0      11.00
                          ---------   -----    -----------   -----
  Total.................. 5,350,000   100.0%   $19,800,100   100.0%
                          =========   =====    ===========   =====

--------
(1) Excludes shares of Common Stock issuable upon exercise of outstanding options. See "Management."
(2) Assuming the Underwriters' over-allotment option is exercised in full, the number of shares held by new investors will be increased by 270,000 shares to 2,070,000, or 37.7%, of the total shares of Common Stock outstanding after the Offering, and the number of shares held by the Company's sole existing shareholder will be reduced by 135,000 shares to 3,415,000, or 62.3%, of the total shares of Common Stock outstanding after the Offering.

               SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

  The following statement of operations data of the Company for the years ended December 31, 1994, 1995 and 1996 and the balance sheet data as of December 31, 1995 and 1996 have been derived from the financial statements of the Company, which have been audited by Ernst & Young LLP, independent auditors, as indicated in their report included elsewhere herein. The selected financial data for the six months ended June 30, 1996 and 1997, respectively, and the balance sheet data as of December 31, 1994 and June 30, 1997, respectively, are unaudited. In the opinion of the Company, such unaudited data include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. Results of operations for interim periods are not necessarily indicative of results to be expected for the full year. Selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes included elsewhere in this Prospectus.

                                         YEAR ENDED           SIX MONTHS ENDED
                                        DECEMBER 31,              JUNE 30,
                                   -------------------------  -----------------
                                    1994     1995     1996     1996      1997
                                   -------  -------  -------  -------- --------
                                                                (UNAUDITED)
                                    (IN THOUSANDS, EXPECT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Consulting services..............  $ 9,463  $14,430  $18,981  $ 8,637  $ 15,378
Software licensing...............    1,321    1,383    1,776    1,107       785
Training services................       98      210      238      149       110
                                   -------  -------  -------  -------  --------
 Total revenues..................   10,882   16,023   20,995    9,893    16,273
Cost of revenues.................    8,016   11,041   14,521    6,806    11,217
                                   -------  -------  -------  -------  --------
 Gross profit....................    2,866    4,982    6,474    3,087     5,056
Operating expenses:
 Selling, general and administra-
  tive expenses
  (excluding executive compensa-
  tion)..........................    2,001    3,090    4,700    1,924     3,241
 Executive compensation(1).......      607    1,615    1,623      812       150
 Research and development........      300      185      --       --        --
 Equity in net (income) loss from
  joint venture(2)...............      (35)     --        49       34       (13)
                                   -------  -------  -------  -------  --------
Income (loss) from operations....       (7)      92      102      317     1,678
Interest income..................        3        3        2        2       --
Interest expense.................      --       (14)     (67)     (39)     (108)
                                   -------  -------  -------  -------  --------
Income (loss) before income tax-
 es..............................       (4)      81       37      280     1,570
Provision (credit) for income
 taxes...........................       (6)    (109)      29       25       116
                                   -------  -------  -------  -------  --------
Net income.......................  $     2  $   190  $     8  $   255  $  1,454
                                   =======  =======  =======  =======  ========
UNAUDITED PRO FORMA DATA(3):
Historical income (loss) from op-
 erations........................                    $   102           $  1,678
Pro forma adjustment for execu-
 tive compensation...............                      1,223                (37)
                                                     -------           --------
Pro forma income from operations.                      1,325              1,641
Interest (expense) income........                        (65)              (108)
                                                     -------           --------
Pro forma income before income
 taxes...........................                      1,260              1,533
Pro forma provision for income
 taxes...........................                        568                681
                                                     -------           --------
Pro forma net income.............                    $   692           $    852
                                                     =======           ========
Pro forma net income per share...                    $   .18           $    .23
                                                     =======           ========
Weighted average number of common
 shares outstanding..............                      3,746              3,746

                                                 AT DECEMBER 31,
                                             ----------------------- AT JUNE 30,
                                                1994     1995  1996     1997
                                             ----------- ----- ----- -----------
                                             (UNAUDITED)             (UNAUDITED)
                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.............................    $ 421    $ 579 $ 428   $1,742
Total assets................................    1,663    3,196 5,100    7,236
Long-term debt..............................      --       --     44       38
Total shareholder's equity..................      613      803   811    2,265

-------

(1) Executive compensation represents compensation paid to Mr. BenTov during the periods presented. Effective upon consummation of the Offering, Mr. BenTov will enter into a two year employment agreement providing for an annual base salary of $250,000, providing that he will receive no cash bonus for 1997 and providing for an annual bonus not to exceed one percent of the Company's total revenues for 1998 subject to approval by the non-employee directors of the Executive Compensation Committee and further subject to the Company meeting certain financial performance criteria. Mr. BenTov and the Company have agreed during the two year term of Mr. BenTov's employment agreement not to (i) increase Mr. BenTov's compensation (including base salary and bonus) or (ii) otherwise amend the terms of Mr. BenTov's employment agreement. See "Management--Employment Agreements" and "--Executive Officer Bonus Plan."
(2) See Note 7 of Notes to Financial Statements and "Certain Transactions."

(3) The pro forma statements of operations data are presented to reflect (i) reduced executive compensation expense (excluding any bonus which is contingent upon the Company meeting certain financial performance criteria) effective upon consummation of the Offering relating to Mr. BenTov, partially offset by increased salary expense related to the Company's hiring of a Chief Financial Officer and (ii) provision for federal and state income taxes as if the Company had been subject to federal and state income taxation as a C Corporation during each of the periods presented. On the closing date of the Offering, the Company will make the Distribution to Mr. BenTov estimated to be approximately $2,000,000 as of June 30, 1997. See "Prior S Corporation Status," "Management--Executive Officer Bonus Plan" and Note 11 of Notes to Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis of the Company's historical financial condition and results of operations should be read in conjunction with the historical Financial Statements and Notes thereto and the other financial information appearing elsewhere in this Prospectus. In addition to historical information, this Management's Discussion and Analysis of Financial Condition and Results of Operations and other parts of this Prospectus contain forward-looking information that involves risks and uncertainties. The Company's actual results could differ materially from those anticipated by such forward-looking information due to competitive factors, risks associated with the Company's expansion plans and other factors discussed under "Risk Factors" and elsewhere in this Prospectus. All amounts and percentages are approximations.

OVERVIEW

  Founded in 1983, TACT provides enterprise-wide IT consulting, software and training services and solutions primarily to Fortune 1000 companies in a wide range of industries. For each of the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, the Company generated over 90% of its revenues from IT consulting services. Moreover, in each of these periods over 95% of the Company's consulting services revenues were generated from the hourly billing of its consultants' services to its clients under time and materials engagements, with the remainder generated under fixed-price engagements.

  The Company establishes standard billing guidelines for consulting services based on the type of service offered. Actual billing rates are established on a project by project basis and may vary from the standard guidelines. During the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997, the Company's average revenues per assignment hour have steadily increased. The Company typically bills its time and materials clients on a semi-monthly basis and makes arrangements on fixed-price engagements on a case by case basis. The Company recognizes consulting services revenues generated under time and materials engagements as those services are provided, whereas consulting services revenues generated under fixed-price engagements are recognized according to the percentage of completion method.

  The Company's most significant operating cost is personnel cost, which is contained in cost of revenues. As a result, the Company's financial performance is primarily based upon billing margin (billable hourly rate less the consultant's hourly cost) and consultant utilization rates (number of days worked by a consultant during a two-week billing cycle divided by the number of billing days in that cycle). During the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997, the Company has been able to increase its billing margins by increasing its hourly billing rates and through higher margin service offerings in new technologies such as client/server and internet/intranet. These increases, however, were partially offset by increases in consultants' and employees' salaries and wages. Because most of the Company's engagements are on a time and materials basis, the Company generally has been able to pass on to its clients most increases in cost of services. Accordingly, such increases have historically not had a significant impact on the Company's financial results. Further, most of the Company's engagements allow for periodic price adjustments to address, among other things, increases in consultant costs. TACT also actively manages its personnel utilization rates by constantly monitoring project requirements and timetables. As projects are completed, consultants are redeployed either to new projects at the current client site or to new projects at another client site, or are encouraged to participate in TACT's training programs in order to expand their technical skill sets.

  The Company also generates revenues by selling software licenses and providing training services. Historically, the Company has achieved attractive gross margins on its software licensing. In addition to initial software license fees, the Company derives revenues from the annual renewal of software licenses. Revenues from the sale of software licenses are recognized upon delivery of the software to a customer, and training service revenues are recognized as the services are provided.

  The Company's revenue growth over the past three years has been driven by three primary factors: increasing the number of technical consultants, managing the business to attain higher average billing rates through the delivery of higher value-added services to the Company's clients and carefully managing consultant utilization rates. Additionally, the Company has expanded its Technical Practices into areas such as Windows

NT and Internet/Intranet which has enabled it to cross-sell higher margin services. The Company also has been successful in expanding existing client relationships as well as establishing new client relationships. Such relationships are established and maintained through local Solution Branches. The Company currently plans to open one additional Solution Branch in Connecticut by the end of 1997. Thereafter, the Company presently plans to open additional Solution Branches in other select major U.S. markets. Based upon its limited experience with opening Solution Branches, the Company cannot predict when new Solution Branches will contribute to the Company's net income. Until such time, the Company will have incurred the costs associated with opening each new Solution Branch, including the costs of salaries, occupancy and office equipment.

  Because the Company has been an S Corporation since January 1, 1995, the Company historically has not paid federal income taxes at the corporate level. See "Prior S Corporation Status." Instead, the net income of the Company, for federal and certain state income tax purposes, was reported by and taxed directly at such time to Mr. BenTov, the Company's sole shareholder, rather than to the Company. In addition, effective upon consummation of the Offering, Mr. BenTov has entered into an employment agreement with the Company pursuant to which he will be entitled to receive a base salary of $250,000 per annum and an annual bonus for 1998 not to exceed one percent of the Company's total revenues for 1998, subject to approval by the non-employee directors of the Company's Executive Compensation Committee and further subject to the Company meeting certain financial performance criteria. The Company also recently entered into an employment agreement with Mr. Thoelen, its Chief Financial Officer, pursuant to which he will receive $150,000 per annum in base salary. See "Management--Employment Agreements" and "--Executive Officer Bonus Plan." Mr. BenTov will not receive a cash bonus for 1997. Accordingly, the Company has calculated certain pro forma items to reflect (i) reduced executive compensation expense (not including any bonus), effective upon consummation of the Offering, relating to Mr. BenTov that is partially offset by increased salary expense related to the Company's hiring of Mr. Thoelen and (ii) provision for federal and state income taxes as if the Company had been subject to federal and state income taxation as a C Corporation during each of the periods presented. The Company's status as an S Corporation will be terminated prior to consummation of the Offering. See Note 11 of Notes to Financial Statements.

RESULTS OF OPERATIONS

  The following tables set forth for the periods indicated the percentages of total revenues represented by each line item presented, together with the percentage increase (or decrease) in each line item between comparative periods:

                           PERCENTAGE OF TOTAL REVENUES
                           -------------------------------
                                                                PERCENTAGE
                              YEAR ENDED DECEMBER 31,       INCREASE (DECREASE)
                           -------------------------------  -------------------
                             1994       1995       1996     1994/1995 1995/1996
                           ---------  ---------  ---------  --------- ---------
Consulting services.......      87.0%      90.1%      90.4%    52.5%     31.5%
Software licensing........      12.1        8.6        8.5      4.6      28.5
Training services.........       0.9        1.3        1.1    113.4      13.4
                           ---------  ---------  ---------
  Total revenues..........     100.0      100.0      100.0     47.2      31.0
Cost of revenues..........      73.7       68.9       69.2     37.7      31.5
                           ---------  ---------  ---------
  Gross profit............      26.3       31.1       30.8     73.8      29.9
Selling, general and
 administrative expenses
 (excluding executive
 compensation)............      18.4       19.3       22.4     54.4      52.1
Executive compensation....       5.6       10.1        7.7    165.9       0.5
Income (loss) from opera-
 tions....................      (0.1)       0.6        0.5       NM      10.5
Net income................        *         1.2         *        NM     (95.8)
Pro forma income from op-
 erations.................                             6.3
Pro forma net income......                             3.3

--------
* Represents less than 0.1%.
NM--not meaningful.

                                                    PERCENTAGE OF
                                                   TOTAL REVENUES
                                                   ----------------
                                                     SIX MONTHS      PERCENTAGE
                                                        ENDED         INCREASE
                                                      JUNE 30,       (DECREASE)
                                                   ----------------  ----------
                                                    1996     1997    1996/1997
                                                   -------  -------  ----------
Consulting services...............................    87.3%    94.5%    78.1%
Software licensing................................    11.2      4.8    (29.1)
Training services.................................     1.5      0.7    (26.2)
                                                   -------  -------
  Total revenues..................................   100.0    100.0     64.5
Cost of revenues..................................    68.8     68.9     64.8
                                                   -------  -------
  Gross profit....................................    31.2     31.1     63.8
Selling, general and administrative expenses
 (excluding executive compensation)...............    19.4     19.9     68.5
Executive compensation............................     8.2      0.9    (81.5)
Income from operations............................     3.2     10.3    429.8
Net income........................................     2.6      8.9    470.1
Pro forma income from operations..................             10.1
Pro forma net income..............................              5.2

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1996 TO SIX MONTHS ENDED JUNE 30, 1997

  Revenues. Revenues of the Company increased by $6,380,000, or 64.5%, from $9,893,000 for the six months ended June 30, 1996 to $16,273,000 for the six months ended June 30, 1997. Revenues from consulting services increased by $6,741,000, or 78.1%, from $8,637,000 for the six months ended June 30, 1996 to $15,378,000 for the comparable period in 1997. As a percentage of total revenues, consulting services revenues increased, representing 87.3% of revenues for the six months ended June 30, 1996 compared to 94.5% for the comparable period in 1997. This increase in revenues from consulting services was primarily the result of an increase in the number of consultants and, to a lesser extent, higher hourly billing rates and a higher consultant utilization rate. The number of consultants engaged by the Company increased 38% from June 30, 1996 to June 30, 1997. In particular, the Company obtained significant full life cycle projects involving networking and system management, Windows NT rollout, client/server development, quality assurance and testing, and internet/intranet from existing clients which resulted in higher billings.

  Software licensing revenues decreased by $323,000, or 29.1%, from $1,107,000 for the six months ended June 30, 1996 to $785,000 for the comparable period in 1997 as a result of licensing of new software products introduced in early 1996. As a percentage of revenues, software licensing revenue decreased from 11.2% for the six months ended June 30, 1996 to 4.8% for the comparable period in 1997.

  Training services revenues decreased by $39,000, or 26.2%, from $149,000 for the six months ended June 30, 1996 to $110,000 for the comparable period in 1997. This decrease resulted from the use of the Company's training personnel for in-house training in Windows NT administration and internet/intranet technologies during the six months ended June 30, 1997.

  Gross Profit. As a result of the above factors, gross profit increased by $1,970,000, or 63.8%, from $3,087,000 for the six months ended June 30, 1996 to $5,056,000 for the comparable period in 1997. As a percentage of total revenues, gross profit remained constant at approximately 31% during both of the six month periods.

  Selling, General and Administrative Expenses and Executive
Compensation. Selling, general and administrative expenses (excluding executive compensation) increased by $1,317,000, or 68.5%, from $1,924,000 for the six months ended June 30, 1996 to $3,241,000 for the comparable period in 1997. Increased selling, general and administrative expenses in the six months ended June 30, 1997 were primarily a result of the addition of several Technical Practice Managers in the third quarter of 1996. As a percentage of total revenues, selling, general and administrative expenses increased slightly, representing 19.4% of revenues for the six months ended June 30, 1996 compared to 19.9% for the comparable period in 1997. Executive compensation representing compensation to the Company's principal shareholder totalled $812,000 for the six months ended June 30, 1996 and $150,000 for the comparable period in 1997.

  Actual and Pro Forma Income From Operations. Due to the foregoing reasons, actual operating income increased by $1,362,000 from $317,000 for the six months ended June 30, 1996 to $1,678,000 for the comparable period in 1997. Pro forma income from operations was $1,641,000 for the six months ended June 30, 1997.

  Actual and Pro Forma Net Income. Actual net income increased by $1,199,000 from $255,000 for the six months ended June 30, 1996 to $1,455,000 for the comparable period in 1997. Pro forma net income was $852,000 for the six months ended June 30, 1997.

COMPARISON OF YEAR ENDED DECEMBER 31, 1995 TO YEAR ENDED DECEMBER 31, 1996

  Revenues. Revenues of the Company increased by $4,972,000, or 31.0%, from $16,023,000 for the year ended December 31, 1995 ("1995") to $20,995,000 for the year ended December 31, 1996 ("1996"). Revenues from consulting services increased by $4,551,000, or 31.5%, from $14,430,000 in 1995 to $18,981,000 in
1996. As a percentage of total revenues, consulting services revenues remained relatively constant at approximately 90%. The increase in 1996 revenues from consulting services was primarily the result of an increased number of consultants and, to a lesser extent, higher hourly billing rates. The number of consultants engaged by the Company increased 34% from December 31, 1995 to December 31, 1996. The Company obtained several large projects from its existing client base and new clients related to higher valued-added services such as internet/intranet, client/server and networking and system management services.

  Software licensing revenues increased by $393,000, or 28.5%, from $1,383,000 in 1995 to $1,776,000 in 1996. This increase primarily resulted from increased sales and marketing efforts by additional sales staff and the marketing of new software products.

  Training services revenues increased by $28,000, or 13.4%, from $210,000 in 1995 to $238,000 in 1996. This increase primarily resulted from a significant training engagement obtained by the Company in early 1996.

  Gross Profit. The resulting gross profit increased by $1,492,000, or 29.9%, from $4,982,000 in 1995 to $6,474,000 in 1996. As a percentage of total revenues, gross profit decreased slightly from 31.1% of total revenues in 1995 to 30.8% of total revenues in 1996, primarily as a result of increased cost of revenues in 1996 related to software licensing and, to a lesser extent, training services.

  Selling, General and Administrative Expenses and Executive
Compensation. Selling, general and administrative expenses (excluding executive compensation) increased by $1,610,000, or 52.1% from $3,090,000 in 1995 to $4,700,000 in 1996. As a percentage of total revenues, selling, general and administrative expenses increased, representing 19.3% of total 1995 revenues as compared to 22.4% of total 1996 revenues. During 1996, the Company implemented an expansion strategy to develop additional Technical Practices. As a result, the Company incurred additional salary expense in 1996 because of the hiring of a number of additional Technical Practice Managers, additional sales representatives and recruiters as well as other technical support personnel. Executive compensation totalled $1,615,000 in 1995 compared to $1,623,000 in 1996.

  Actual and Pro Forma Income From Operations. Actual operating income increased by $10,000 from $92,000 in 1995 to $102,000 in 1996. Pro forma income from operations was $1,325,000 in 1996.

  Actual and Pro Forma Net Income. Actual net income decreased by $182,000, or 95.8%, from $190,000 in 1995 to $8,000 in 1996. Pro forma net income was $692,000 in 1996.

COMPARISON OF YEAR ENDED DECEMBER 31, 1994 TO YEAR ENDED DECEMBER 31, 1995

  Revenues. Revenues of the Company increased by $5,141,000, or 47.2%, from $10,882,000 for the year ended December 31, 1994 ("1994") to $16,023,000 for
1995. Revenues from consulting services increased by $4,968,000, or 52.5%, from $9,463,000 in 1994 to $14,430,000 in 1995 as the Company continued to expand its Technical Practices, increased its number of client relationships and hired additional technical consultants. The number of consultants engaged by the Company increased 26% from December 31, 1994 to December 31, 1995. Increased revenues in 1995 were the result of, among others, the addition of a systems integration project for an existing client, a client/server project for a new client and the expansion of value-added services to its existing clients. As a percentage of total revenues, consulting services revenue increased from 87.0% of total 1994 revenues to 90.1% of total 1995 revenues.

  Software licensing revenues increased by $61,000, or 4.6%, from $1,321,000 in 1994 to $1,383,000 in 1995. Software licensing revenue growth in 1995 was negatively impacted by the fact that the Company's customers were transitioning to new releases of computer software, which in turn delayed the licensing of the Company's add-on software products.

  Training services revenues increased by $112,000, or 113.4%, from $98,000 in 1994 to $210,000 in 1995. This increase primarily resulted from a greater focus by the Company on increasing training services revenue and, to that end, the addition of an experienced manager for the Company's training division.

  Gross Profit. As a result of the above factors, gross profit increased by $2,116,000, or 73.8%, from $2,866,000 in 1994 to $4,982,000 in 1995. As a percentage of total revenues, gross profit increased from 26.3% of total revenues in 1994 to 31.1% of total revenues in 1995 primarily as a result of the Company providing higher value-added services during 1995.

  Selling, General and Administrative Expenses and Executive
Compensation. Selling, general and administrative expenses (excluding executive compensation) increased by $1,089,000, or 54.4%, from $2,001,000 in 1994 to $3,090,000 in 1995. Selling, general and administrative expenses also increased as a percentage of total revenues from 18.4% of 1994 revenues to 19.3% of 1995 revenues due to higher office occupancy costs in 1995. Executive compensation totalled $607,000 in 1994 compared to $1,615,000 in 1995.

  Income (Loss) From Operations. Operating income increased by $99,000 from a loss of $7,000 in 1994 to an income of $92,000 in 1995.

  Net Income. Net income increased by $188,000 from $2,000 in 1994 to $190,000 in 1995.

UNAUDITED SELECTED QUARTERLY RESULTS OF OPERATIONS

  The following tables set forth certain unaudited quarterly operating information for each of the ten quarters ending with the quarter ended June 30, 1997, both in dollars and as a percentage of total revenues. This data has been prepared on the same basis as the audited financial statements contained elsewhere in this Prospectus and management believes that it includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the information for the periods presented when read in conjunction with the Company's Financial Statements and related Notes thereto. Results for any previous fiscal quarter are not necessarily indicative of results for the full year or for any future quarter. The Company's quarterly operating results have varied significantly in the past and may vary significantly in the future. See "Risk Factors--Variability of Quarterly Results of Operations."

                                                            QUARTER ENDED
                          ----------------------------------------------------------------------------------------
                                        1995                                1996                       1997
                          ----------------------------------  ----------------------------------  ----------------
                          MAR. 31  JUNE 30  SEPT. 30 DEC. 31  MAR. 31  JUNE 30  SEPT. 30 DEC. 31  MAR. 31  JUNE 30
                          -------  -------  -------- -------  -------  -------  -------- -------  -------  -------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Consulting services.....  $3,359   $3,480    $3,719  $3,872   $4,028   $4,609    $4,925  $5,419   $7,058   $8,320
Software licensing......     377      224       274     508      238      869       279     390      298      487
Training services.......      52       53        63      42       95       54        58      31       71       39
                          ------   ------    ------  ------   ------   ------    ------  ------   ------   ------
 Total revenues.........   3,788    3,757     4,056   4,422    4,361    5,532     5,262   5,840    7,427    8,846
Cost of revenues........   2,435    2,669     2,887   3,050    3,059    3,747     3,591   4,124    5,106    6,111
                          ------   ------    ------  ------   ------   ------    ------  ------   ------   ------
 Gross profit...........   1,353    1,088     1,169   1,372    1,302    1,785     1,671   1,716    2,321    2,735
Selling, general and
 administrative
 (excluding executive
 compensation)..........     651      757       799     883      779    1,145     1,331   1,445    1,513    1,728
Executive compensation..     404      404       404     403      406      406       406     405       87       63
Income (loss) from oper-
 ations.................     301      (92)     (157)     40       89      228       (74)   (141)     734      944
Net income (loss).......     407      (90)     (156)     29       59      196       (91)   (156)     635      819
Pro forma income from
 operations.............                                         395      534       232     164      722      919
Pro forma net income....                                         206      287       119      80      373      479
Pro forma net income per
 share..................                                      $  .05   $  .08    $  .03  $  .02   $  .10   $  .13
                                                            QUARTER ENDED
                          ----------------------------------------------------------------------------------------
                                        1995                                1996                       1997
                          ----------------------------------  ----------------------------------  ----------------
                          MAR. 31  JUNE 30  SEPT. 30 DEC. 31  MAR. 31  JUNE 30  SEPT. 30 DEC. 31  MAR. 31  JUNE 30
                          -------  -------  -------- -------  -------  -------  -------- -------  -------  -------
Consulting services.....    88.7%    92.6%     91.7%   87.6%    92.4%    83.3%     93.6%   92.8%    95.0%    94.1%
Software licensing......     9.9      6.0       6.8    11.5      5.4     15.7       5.3     6.7      4.0      5.5
Training services.......     1.4      1.4       1.5     0.9      2.2      1.0       1.1     0.5      1.0      0.4
                          ------   ------    ------  ------   ------   ------    ------  ------   ------   ------
 Total revenues.........   100.0    100.0     100.0   100.0    100.0    100.0     100.0   100.0    100.0    100.0
Cost of revenues........    64.3     71.0      71.2    69.0     70.2     67.7      68.2    70.6     68.7     69.1
                          ------   ------    ------  ------   ------   ------    ------  ------   ------   ------
 Gross profit...........    35.7     29.0      28.8    31.0     29.8     32.3      31.8    29.4     31.3     30.9
Selling, general and
 administrative
 (excluding executive
 compensation)..........    17.2     20.1      19.7    20.0     17.9     20.7      25.3    24.7     20.4     19.5
Executive compensation..    10.7     10.7      10.0     9.1      9.3      7.3       7.7     6.9      1.2      0.7
Income (loss) from oper-
 ations.................     8.0     (2.4)     (3.9)    0.9      2.0      4.1      (1.4)   (2.4)     9.9     10.7
Net income (loss).......    10.8     (2.4)     (3.9)    0.7      1.3      3.6      (1.7)   (2.7)     8.6      9.3
Pro forma income from
 operations.............                                         9.1      9.6       4.4     2.8      9.7     10.4
Pro forma net income....                                         4.7      5.2       2.3     1.4      5.0      5.4

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary cash requirements to date have been satisfied through periodic use of its line of credit and from borrowings from its principal shareholder. In April 1996, the Company increased its line of credit with Citibank, N.A. from $200,000 to $350,000 and in December 1996 the line of credit was increased to $1,700,000. In February 1997, the Company further increased its line of credit to $2,100,000. In addition, in March 1997, the Company borrowed an additional $150,000 from Citibank, N.A., which was subsequently repaid by the Company in April 1997. In June 1997, the Company further increased its line of credit by $1,000,000 to $3,100,000 for the purpose of paying the outstanding balance of $980,000 under the Shareholder Loan. The Company had $135,000, $1,450,000 and $2,665,000 in outstanding borrowings from Citibank, N.A. as of December 31, 1995, December 31, 1996 and June 30, 1997, respectively. The line of credit is guaranteed by the Company's shareholder. The line of credit bears interest at a variable rate based on prime plus 1% (9.25% at December 31, 1996 and 9.5% at June 30, 1997). See "Risk Factors--Payments and Benefit to Existing Sole Shareholder" and "Use of Proceeds."

  The Company had $1,111,000, $1,045,000 and $0 outstanding under the Shareholder Loan as of December 31, 1995, December 31, 1996 and June 30, 1997, respectively. The Shareholder Loan bore interest at a variable rate based on prime (8.5% on June 13, 1997, the date of repayment). At December 31, 1996, $500,000 of such Shareholder Loan was subordinated to the Company's line of credit. See "Use of Proceeds" and "Risk Factors--Payments and Benefit to Existing Sole Shareholder."

  The Company's cash balances were $420,000 at December 31, 1995, $347,000 at December 31, 1996 and $8,000 at June 30, 1997. Net cash used in operating activities was $841,000 for the year ended December 31, 1995, $1,030,000 for the year ended December 31, 1996 and $506,000 for the six months ended June 30, 1997, primarily due to increases in accounts receivable during the respective periods and executive compensation payments. Net cash used in investing activities was $98,000 for the year ended December 31, 1995, $349,000 for the year ended December 31, 1996 and $135,000 for the six months ended June 30, 1997. Net cash provided by financing activities was $1,246,000 for the year ended December 31, 1995, $1,306,000 for the year ended December 31, 1996 and $301,000 for the six months ended June 30, 1997.

  The Company's accounts receivable at December 31, 1996 and June 30, 1997 were $4,164,000 and $6,528,000, representing 65 and 67 days of sales outstanding ("DSO"), respectively. The Company does not anticipate any difficulty in collecting amounts due, since this increase in DSO primarily resulted from increased business with a client that has been granted longer payment terms.

  On April 11, 1994, the Company entered into a joint venture with Kalanit Center for Marketing Software & Hardware Ltd. ("Kalanit"), an Israeli software distribution company. At such time, Mr. BenTov owned less than 5% of Kalanit's outstanding ordinary shares. The Company and Kalanit each owned a 50% interest in a joint venture organized as Vianet, Inc. ("Vianet"). Vianet was established to recruit international consultants and develop software. The Company incurred research and development expenses of $185,000 for 1995 consisting of amounts paid to Vianet for software development which were included in Vianet's revenues in 1995. In addition, the Company paid Vianet $140,000, $37,000 and $0 for recruiting services for the years ended December 31, 1995 and 1996 and for the six months ended June 30, 1997, respectively. The Company accounted for its investment in Vianet under the equity method of accounting. The Company's investment in Vianet did not have a material impact on the Company's results of operations. On March 31, 1997, the Company sold its 50% interest in Vianet for a negligible amount to Kalanit at which time Mr. BenTov owned approximately 6.8% of the outstanding ordinary shares of Kalanit. In January 1997, Mr. BenTov subscribed for an additional 12.5% of the outstanding ordinary shares of Kalanit, which shares have not yet been issued. For the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997, Mr. BenTov acted as President of Vianet and received $150,000, $150,000, $0 and $0, respectively, in compensation from Vianet. During 1994, 1995 and 1996, Mr. BenTov's sister, Victoria BenTov, was employed by Vianet as a consultant and received a salary of $31,000, $60,000 and $65,000, respectively. As of April 1, 1997, Ms. BenTov's employment with Vianet was terminated, and she was hired by the Company as a consultant at a base salary of $60,000. See Note 7 of Notes to Financial Statements and "Certain Transactions."

  The Company presently anticipates utilizing a portion of the net proceeds of the Offering to repay approximately $2,665,000 in principal amount and accrued interest estimated to be outstanding on the closing date of the Offering under its revolving line of credit with Citibank, N.A., which bears interest at a variable rate based on prime plus 1% (9.5% at June 30, 1997). The indebtedness under the line of credit was incurred by the Company for working capital and other corporate purposes, including payment of the Shareholder Loan. The line of credit is secured by substantially all of the Company's assets. Mr. BenTov has guaranteed the Company's outstanding indebtedness under the line of credit, and it is anticipated that he will be relieved of his guarantees as a result of the Company's repayment of all outstanding borrowings under this line of credit. See "Use of Proceeds" and "Prior S Corporation Status."

  In management's opinion, cash flows from operations and borrowing capacity combined with proceeds from the Offering anticipated to be available to the Company following the Offering will provide adequate flexibility for financing the Company's expansion plans.

NEW ACCOUNTING PRONOUNCEMENT

  In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" ("SFAS 128"), which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary (basic) earnings per share, the dilutive effect of stock options will be excluded. The impact of the adoption of SFAS 128 on the calculation of earnings per share for periods prior to June 30, 1997 is not expected to be material.

                                   BUSINESS

GENERAL

  The A Consulting Team, Inc. provides enterprise-wide information technology ("IT") consulting, software and training services and solutions primarily to Fortune 1000 companies in a wide range of industries. The Company generally serves as an outside resource to a client's internal IT staff, providing a broad range of consulting services including strategic IT consulting, IT solutions and IT professional services to improve the client's productivity, competitive position and performance. Strategic IT consulting includes technology infrastructure advisory services and systems architecture design. IT solutions include planning, designing and implementing enterprise-wide information systems, such as workgroup solutions (Microsoft Exchange and Lotus Notes); client/server; internet/intranet and EDI; database management services; application design, development and implementation; networking; imaging and workflow; and systems integration. IT professional services include systems support, maintenance and contract programming. TACT's ability to provide comprehensive services and solutions across diverse technology platforms allows its clients to maintain and enhance their current systems while embracing new technologies. Clients of the Company include Alamo Rent-A-Car Inc., Allied Signal, Inc., BMW of North America, Inc., Chase Manhattan Bank, ChaseMellon Shareholder Services, Citibank, N.A., Dreyfus Corporation, First Chicago Trust Company, General Electric Company, Goldman Sachs & Co., The Guardian Life Insurance Company of America, Humana Inc., International Business Machines Corporation, Metropolitan Life Insurance Co., Merrill Lynch Pierce Fenner & Smith Incorporated, National Broadcasting Co., Inc., New York Life Insurance Company, Norfolk Southern Corporation, Pacific Telecom, Inc., Pfizer Inc., Prudential Insurance Company, St. John's University and Summit Bancorp. For the six months ended June 30, 1997, no client accounted for more than 10% of revenues, except for one client which accounted for 26% of revenues. The Company's customers are primarily located in the New York/New Jersey metropolitan area.

INDUSTRY BACKGROUND

  The IT industry has experienced accelerating growth in recent years due to rapid technological advances. These advances include more powerful and less expensive computer technology and the transition from predominantly centralized mainframe computer systems to open and distributed computing environments. Additionally, information technology is becoming more critical to successful business operations. IT services are no longer a peripheral component of most organizations but instead are integral to many key business processes. At the same time, managing information technology, especially distributed architectures, has become more complex and expensive. Accordingly, organizations are increasingly turning to external IT services organizations to develop, support and enhance their internal IT systems. By outsourcing IT services, companies are able to (i) focus on their core business, (ii) access specialized technical skills, (iii) implement IT solutions more rapidly, (iv) benefit from flexible staffing, providing a variable cost solution to a fixed cost issue, and (v) reduce the cost of recruiting, training, and adjusting the number of employees as IT requirements change. Based on industry sources, IT outsourcing in the United States is estimated to increase from approximately $50 billion in 1995 to approximately $100 billion in 2000, representing a compound annual growth rate of approximately 15%. The Company has achieved a compound annual revenue growth rate of 47.6% for the three year period ended December 31, 1996.

  The Company operates in a highly fragmented segment of the IT services industry. In addition to the consulting divisions of the "Big Six" accounting firms, the Company's competitors include a large number of small and medium-sized consulting firms as well as divisions of national and regional consulting firms. The Company believes that the industry is experiencing a trend toward consolidation and that there may be opportunities to expand TACT's current business through acquisitions of small local or regional competitors.

GROWTH STRATEGY

  The Company's objective is to be a leading provider of IT services and solutions for Fortune 1000 companies and other organizations with diverse IT needs in select markets nationwide. In order to achieve this objective, the Company intends to pursue the following strategies:

    Cross-Sell Additional IT Services To Existing Clients. TACT intends to leverage its existing client base by offering its current clients additional IT consulting, software and training services. The Company's access to and relationship with existing clients provide the Company with significant opportunities to market additional services and solutions to these clients in current and new geographic markets. For example, the Company has been successful in generating incremental consulting business from existing software and training clients. The Company also believes its ability to address the broad spectrum of its clients' IT needs provides the opportunity to become a preferred provider of IT solutions.

    Expand Client Base. The Company seeks to develop additional client relationships in new and existing Solution Branches through targeted marketing initiatives, participation in local and national trade shows, user group meetings and conventions, referrals from existing clients and direct mail. With a portion of the proceeds of the Offering, the Company intends to hire additional sales personnel in order to achieve greater market penetration.

    Expand the Range of Technical Practices. The Company is committed to continuously expanding its Technical Practice expertise and plans to add additional Technical Practices, such as SAP and PeopleSoft, in the near future. The Company has historically invested significant human and capital resources in identifying, evaluating and recommending leading edge technologies to be added to the Company's Technical Practices when such technologies are commercially viable and can help address business needs. The Company believes the expansion of its service offerings will allow the Company to continue to address its clients' needs throughout the lifecycle of their IT systems, thereby providing the opportunity to become a preferred provider of IT solutions for its client base.

    Open Additional Solution Branches. The Company intends to increase its client base by opening additional Solution Branches in select major markets throughout the country. It has been management's experience that its local Solution Branch structure has contributed to the Company's ability to provide efficient and effective solutions to its clients by reducing consultant travel expenses and enhancing the Company's ability to attract skilled, locally-based consultants. Furthermore, TACT believes that local Solution Branches establish greater name recognition for the Company and increase referrals for its services within the potential client base in that market. As a result, the Company believes that it possesses a competitive advantage when competing with firms that do not maintain a local presence. The Company anticipates opening a Solution Branch in Connecticut by the end of 1997 and presently plans to open additional Solution Branches in select major markets nationwide in the future. The Company plans to leverage its current client base by targeting markets where its existing consulting, software and training clients have operations.

    Increase Sales and Marketing of Software Products and Training
  Services. The Company intends to continue to add to its software product offerings by identifying and marketing innovative third-party developed software products, particularly in the area of Windows NT add-on products. TACT also intends to increase its marketing efforts of its software products through trade shows, direct mail, telemarketing, telesales, client presentations and referrals. The Company also plans to expand its training services in order to generate additional revenue as well as to attract, develop, motivate and retain its IT professionals. The Company plans to continue to generate incremental consulting business from existing software and training clients.

    Attract, Develop, Motivate and Retain Quality IT Professionals. The Company's past and future success is dependent upon TACT's ability to attract, develop, motivate and retain highly qualified personnel. As a result, the Company offers attractive compensation and benefit packages and free training opportunities to attract, develop, motivate and retain highly qualified IT professionals. In addition, the Company devotes significant resources to recruiting by maintaining recruiting personnel at corporate headquarters as well as at the Company's local Solution Branches. In addition to providing consultants with challenging project opportunities and significant client responsibility, development of TACT employees is enhanced by in-house consultant training and mentoring programs.

TACT OPERATIONS

  The Company provides enterprise-wide IT consulting, software and training services and solutions to Fortune 1000 companies and other organizations in a wide range of industries. The Company's services offered through TACT Consulting include strategic IT consulting, IT solutions and IT professional services designed to improve the client's productivity, competitive position and performance. TACT Software markets software add-on tools to enhance database environments, mainframe and non-mainframe connectivity and Windows NT administration. TACT Training offers a wide selection of technical and end-user training courses in client/server, internet/intranet, legacy and networking technologies for both clients and consultants.

  TACT Consulting. Founded in 1983, TACT Consulting provides enterprise-wide IT consulting services across diverse technology platforms for Fortune 1000 companies and other organizations. Strategic IT consulting includes technology infrastructure advisory services and systems architecture design. IT solutions include planning, designing and implementing enterprise-wide information systems, such as workgroup solutions (Microsoft Exchange and Lotus Notes); internet/intranet and EDI; client/server; database management services; application design, development and implementation; networking; imaging and workflow; and systems integration. Revenues from consulting services were $14,430,000 (90.1% of total revenues), $18,981,000 (90.4% of total revenues)
and $15,378,000 (94.5% of total revenues) for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, respectively.

  By focusing on its technical expertise, high level of service and business-oriented IT solutions, the Company has attempted to build a reputation as a quality provider of IT consulting services. The Company continuously identifies and develops additional technical expertise in emerging technologies in anticipation of the evolving IT needs of its clients. In order to become a one stop solution provider for its client's IT needs, the Company has organized its extensive service offerings into specific Technical Practices having specialized expertise in particular information technologies. The Company's current Technical Practices and other specialized areas of expertise include Internet/Intranet, Client/Server, Legacy Systems, Networking and System Management, Windows NT, Year 2000 and Conversions, Imaging and Workflow, Quality Assurance and Testing, Messaging, Security, Data Warehousing and Lotus Notes/Microsoft Exchange.

  Each Technical Practice is managed by an expert in a particular IT field. Technical Practice Managers architect and develop solutions for the Company's clients as well as interact closely with one another to devise a total solution that spans multiple technologies and platforms for a client. Additionally, the Technical Practice Managers continually perform quality assurance reviews to ensure that the proposed solution addresses both the technical and business needs of the client. The Company has organized its services into Technical Practices in an effort to enable TACT to deliver IT services quickly and efficiently to solve the diverse IT needs of its clients.

  The following table provides a list of TACT's consulting services and related skills associated with the Company's current Technical Practices and other specialized areas of expertise:

  SERVICES          PROCESSES                             SKILLS/TOOLS
----------------------------------------------------------------------------------
  Client/Server     . Infrastructure Design and           . PowerBuilder, Visual
                      Implementation                        Basic, Visual C+ +
                    . Application Development and         . SYBASE, Oracle, MS
                      Maintenance                           SQLServer, ACCESS
                    . Database Design, Implementation and . Object Oriented
                      Maintenance                           Methodologies
                    . Performance Monitoring/Tuning and
                      Capacity Planning
                    . System Implementations and
                      Migrations
                    . Outsourcing
                    . Project Management
----------------------------------------------------------------------------------
  Internet/Intranet . Infrastructure Design and           . Java, VB Script, CGI,
                      Implementation                        HTML, Microsoft
                    . Website Design, Development and     . Active Server Pages,
                      Maintenance                           ActiveX Controls
                    . Web Application, Development and    . Microsoft Internet
                      Maintenance                           Information Server,
                                                            Netscape
                    . Database Design, Implementation and Enterprise, Microsoft
                      Maintenance                          Internet Explorer,
                                                           Netscape
                    . Performance Monitoring/Tuning and   Navigator
                      Capacity Planning
                    . System Implementation and
                      Migrations
                    . Outsourcing
                    . Project Management
----------------------------------------------------------------------------------
  Legacy Systems    . Application Development and         . COBOL, CICS,
                      Maintenance                           ADS/Online, Assembler
                    . Database Design, Implementation and . DB2, IDMS, VSAM
                      Maintenance
                    . Performance Monitoring/Tuning and   . Performance Monitoring
                      Capacity Planning                     Tools
                    . Outsourcing of Database
                      Administration Function
                    . Conversions
                    . Project Management
----------------------------------------------------------------------------------
  Networking and    . LAN/WAN Architecture Design and     . Window NT Server,
                                                            Netware, UNIX, MVS
   System            Implementation                       . Window NT
                                                            Workstation/95/3.11,
   Management       . System Planning, Implementation and  Xterminal, NetPC
                     Management                           . Microsoft BackOffice
                                                            (SMS, SNA Server,
                    . Network Integration, Monitoring,     IIS, Exchange Servers),
                      Management and Administration        CA Unicenter,
                                                           Intel LanDesk, Netview,
                                                           OpenView, PVCS
                    . Remote Access and Monitoring        . TCP/IP, SNA, IPX, DNS,
                                                            Frame Relay,
                    . Change and Problem Management        Remote Access, WINS,
                                                           Winframe
                    . Performance Monitoring/Tuning and   . Cisco, 3Com, Bay
                      Capacity Planning                     Networks Routers
                    . Software Distribution
----------------------------------------------------------------------------------
  Windows NT        . TCP/IP Architecture, Design and     . Windows NT Server and
                      Implementation                        Workstation
                    . Domain Planning and Implementation  . Microsoft SMS
                    . Network Configuration and           . Microsoft SNA Server
                      Administration
                    . Performance Monitoring/Tuning and
                      Capacity Planning
                    . Enterprise-Wide Windows NT/95
                      Rollout
----------------------------------------------------------------------------------
  Year 2000 &       . Impact Analysis                     . Microfocus Revolve,
                                                            Compuware tools,
   Conversions      . Conversion Planning and Management   CA Discovery 2000, EZ-
                                                           Test2000,
                    . Pilot Study Identification           Platinum tools,
                                                           Hourglass
                    . Code Remediation/Conversion
                    . Implementation
                    . Roll-Out

--------------------------------------------------------------------------------

  SERVICES          PROCESSES                             SKILLS/TOOLS
----------------------------------------------------------------------------------
  Imaging &         . Architecture Design and             . Filenet, Liberty, Key
   Workflow           Implementation                        File
                    . Application Development and         . Microsoft Exchange,
                      Maintenance                           Novell GroupWise
                    . Business Process Re-engineering
                    . Performance Monitoring/Tuning and
                      Capacity Planning
                    . Outsourcing
                    . Project Management
                    . Document Management
                    . Automated Work Procedures/Workflow
                    . COLD, COOL
----------------------------------------------------------------------------------
  Q/A and Testing   . Usability Analysis (Flow, Screen    . SQA TeamTest,
                      Design)                               Microsoft Visual Test,
                    . Design Walkthrough                   Mercury Test
                    . Test Planning, Tracking and Review  . Object based modeling tools
                    . Unit, System, Integration,          . ISO 900x
                      Performance, Regression and User
                      Acceptance Testing
----------------------------------------------------------------------------------
  Messaging         . Infrastructure Design and           . IBM MQSeries,
                      Implementation                        Microsoft Message Q
                    . Distributed Processing and Multi-    Server, Microsoft
                      Tier                                 Transaction Server
                    . Application Development             . CORBA, DCOM, DCE
                      Architecture
                    . Application Development and         . Internet Inter-ORB
                      Maintenance                           Protocol (IIOP),
                                                            Orbix,
                    . Software Installation, Configuring  Tuxedo, Encino
                      and Customization
                    . Performance Monitoring/Tuning and
                      Capacity Planning
                    . Project Management
----------------------------------------------------------------------------------
  Security          . Security Architecture Design and    . TCP/IP, PGP, Kerberos,
                      Implementation                        Encryption Key
                    . Fire Walls, Router Based Security,  Algorithms, TACACS+
                      Proxy Servers
                    . Authentication and Monitoring       . HP Prasaedium, Cisco
                                                            Secure, ACF2, RACF,
                    . Internet/Electronic Commerce        Top Secret, Secured
                      Security                             Sockets
                    . Windows, Netware, UNIX, Mainframe,   Layer, PGP, Checkpoint,
                      LAN,                                 Raptor, Alta
                    Database Security                      Vista, Axcent Systems,
                                                           Platinum, LDAP,
                    . Single Sign On Solutions             OSI Security
                                                           Implementations and
                                                           Smartcard
                    . Public Key, Private Key and          Vendor Solutions
                      Encryption
                    . Virus Protectlon                    . Bay Networks, Cisco
                                                            and 3Com Router
                                                          Security Packet
                                                           Filtering
                                                          . Virus Protection
                                                            Software
----------------------------------------------------------------------------------
  Data Warehousing  . Data Mining                         . Info Pump, DataHub,
                                                            Cognos Impromptu,
                    . Source Systems Analysis and          DynaCube
                      Migration
                    . Data Conversion and Cleanup         . Arbor Essbase, Oracle,
                                                            Redbrick
                    . Infrastructure Design and
                      Implementation
                    . Database Design, Implementation and
                      Maintenance
                    . Performance Monitoring/Tuning and
                      Capacity Planning
----------------------------------------------------------------------------------
  Lotus Notes/      . Infrastructure, Design,             . Lotus Notes, Microsoft
                      Implementation and                    Exchange, Domino
   Microsoft        Administration                        Notes and HTTP Server,
    Exchange                                               CC-Mail
                    . Application Development and          and Notes Mail,
                      Maintenance                          Internet/Intranet Mail
                    . Performance Monitoring/Tuning and    Systems and Gateways,
                      Capacity Planning                    NNTP News Servers
                    . Enabling Internet Access
                    . Project Management

  TACT markets and delivers its IT solutions through TACT Solution Teams comprised of Project Managers, Technical Practice Managers and Technical Specialists. These professionals possess the project management skills, technical expertise and industry experience to identify and effectively address a particular client's technical needs in relation to its business objectives. TACT's focus on providing highly qualified IT professionals allows the Company to identify additional areas of the client's business which could benefit from the Company's IT solutions, thereby facilitating the cross-marketing of multiple Company services. The Company keeps its

Solution Teams at the forefront of emerging technologies through close interaction with TACT research personnel who identify innovative IT tools and technologies with significant applications for Fortune 1000 companies and other organizations. As a result, management believes that TACT Solution Teams are better prepared to anticipate client needs, develop appropriate strategies and deliver comprehensive IT services, thereby allowing the Company to deliver the highest quality IT services in a timely fashion.

  A Solution Team is typically deployed from one of the Company's local Solution Branches in order to provide solutions to its clients by utilizing local resources. Currently, the Company maintains two Solution Branches in New York and New Jersey. Management's experience has been that the local presence established by a Solution Branch improves the Company's ability to attract local clients, as well as its ability to attract, develop, motivate and retain locally-based IT professionals. The Company's corporate headquarters supports each Solution Branch and performs many functions which allow the Solution Branches to focus on recruiting, sales and marketing. Management has developed the TACT Solution Teams, as well as TACT's local Solution Branch structure, in an effort to advance the Company's objective of establishing and maintaining long-term relationships with its clients. Eleven of the Company's top twenty clients measured by revenue for the six months ended June 30, 1997 had been clients for over three years.

  Solution Branch Managers are responsible for recruiting consultants, assigning consultants to fulfill client requirements, implementing sales and marketing programs, and managing client and employee relations. In employing new Solution Branch Managers, the Company seeks candidates who have demonstrated IT industry and local client knowledge, managerial and organizational skills, initiative and strong interpersonal skills. In addition, a significant portion of the Solution Branch Managers' compensation results from an incentive bonus package based upon revenue and profit generated by the Solution Branch, fostering an entrepreneurial culture throughout the Company.

  TACT has established professional affiliations that enable the Company to share technical and industry knowledge and pursue marketing opportunities. TACT is currently an IBM BESTeam Member, Microsoft Solution Provider and Computer Associates Consulting Partner. These relationships typically allow the Company to receive information, products and product support and participate in training programs which may enable the Company's employees to become certified in a given technology.

  TACT Software. TACT markets and distributes over 20 software products developed by independent software developers. The Company believes its relationships with over 150 software clients throughout the country provide opportunities for the delivery of additional TACT consulting services. The software products offered by TACT Software are developed in England and Finland and marketed primarily through trade shows, direct mail, telemarketing, client presentations and referrals. TACT Software personnel currently includes sales and marketing personnel as well as 24-hour technical support. Revenues from the sale of software products were 8.6%, 8.5% and 4.8% of total revenues for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, respectively.

  TACT's software product offerings include add-on tools that enhance functionality, performance and productivity of IDMS database environments, IDMS and DB2 connectivity, and mainframe and non-mainframe connectivity. For example, the Company's VEGA-90's software allows coexistence of mainframe and non-mainframe clients in a client/server environment as well as connectivity between IDMS and DB2 database systems.

  The Company intends to continue to focus on adding to its software product offerings by identifying and marketing innovative third-party developed software products and become a leading provider of Windows NT add-on products. TACT intends to increase its marketing efforts of new and existing software products through telemarketing, telesales, direct mail, client presentations, trade shows and referrals. The Company intends to leverage existing software client relationships by targeting new Solution Branches in or near markets where software clients are located to cross-sell consulting services.

  TACT Training. TACT offers an extensive selection of technical training courses to Fortune 1000 companies and other organizations at either TACT's Training Center or at a client's site. These courses include classes in client/server and legacy technologies as well as in recent technologies, such as JAVA, ActiveX, Active Server Pages and HTML. In addition, the Company conducts presentations on specific topics, such as co-existence of legacy and client/server systems, use of legacy mainframe databases as servers, conversion/migration of legacy systems to new architectures and performance monitoring/tuning. TACT offers end-user training for both off-the-shelf software, such as Microsoft Office and Lotus Notes, and customer specific applications. Revenues from training services represented approximately 1% of total revenues for the years ended December 31, 1995 and 1996 and less than 1% for the six months ended June 30, 1997, respectively.

  The Company's training services are often included in total project solutions for businesses, in retraining MIS personnel in new technologies and in software vendor product training. These courses may be customized to address a client's specific needs and are taught at the client's site or at the TACT Training Center. TACT utilizes computer labs to enable participants to gain practical experience in the materials presented. TACT's training curriculum is developed in-house by technicians with a working experience in the technologies being taught. In addition, TACT provides a "Fast Track" program and a series of "For Consultants Only" classes on evenings and weekends to train/re-train the consultant community in new technologies. All classes are free of charge for TACT employees. Consultants who are non-TACT employees pay a nominal fee which is refunded if the consultant joins TACT within three months after completing the training.

  Management believes that TACT's training services are an important and differentiating factor in attracting and retaining IT professionals. TACT training courses introduce prospective consultants to the Company and provide for technical advancement for the Company's existing consultants. TACT training clients also represent an opportunity for the Company to market additional services such as consulting services. The Company has been successful in generating consulting business from its training clients and plans to continue to identify situations where its knowledge of a training client's needs can lead to other IT business.

CLIENTS

  The Company's clients consist primarily of Fortune 1000 companies. Because of the diverse range of industries in which the Company's clients operate, the Company believes that it is not dependent upon any single industry or market. The Company establishes and maintains long-term relationships with its clients. Eleven of the Company's top twenty clients measured by revenue for the six months ended June 30, 1997 had been clients for over three years.

  The Company believes the ability to provide qualified personnel in a timely manner, to understand specific technical requirements and to ensure client satisfaction are the primary factors in attracting and retaining clients. Although the Company believes it offers its services at competitive prices, it is typically not the lowest priced provider and, instead, competes on the basis of technical expertise and quality of service.

  The following is a partial list of the Company's clients:

                                          MANUFACTURING
BANKING/FINANCE                           Allied Signal, Inc.
                                          BMW of North America, Inc.
Bank of Boston, N.A.                      General Electric Company
Chase Manhattan Bank                      Matsushita Electric Corp. of
                                          America
ChaseMellon Shareholder Services          Mercedes-Benz of North America,
                                          Inc.
Citibank, N.A.
Donaldson, Lufkin & Jenrette,
Inc.

Dreyfus Corporation                       MEDIA
First Chicago Trust Company               Capital Cities/ABC, Inc.
Goldman Sachs & Co.                       Dow Jones, Inc.
MasterCard International, Inc.            National Broadcasting Co., Inc.
Merrill Lynch Pierce Fenner & Smith       Time Warner Inc.
Incorporated                              Viacom Inc.
Salomon Brothers Inc.

Scudder, Stevens & Clark, Inc.
Spear Leeds & Kellogg                     TELECOMMUNICATIONS/TECHNOLOGY
Sumitomo Bank, Limited
                                          AT&T Corporation
                                          International Business Machines
                                          Corporation

                                          NCR Corporation
GOVERNMENT/EDUCATION                      Pacific Telecom, Inc.
Clemson University

Comptroller of the Currency
Department of Agriculture                 OTHER
Department of Health and Human            Alamo Rent-A-Car Inc.
Services                                  Consolidated Edison Company of New
St. John's University                     York, Inc.
U.S. Air Force                            Florida Power Corporation
Veterans Affairs                          Holland America Line Westours

                                          Joseph E. Seagram & Sons, Inc.
                                          Norfolk Southern Corporation
HEALTHCARE/INSURANCE/PHARMACEUTICALS

Aetna Life and Casualty
American International Group
Bergen Brunswig Corporation
The Guardian Life Insurance Company
of America
Humana Inc.
Merck & Co., Inc.
Metropolitan Life Insurance Co.
Montefiore Medical Center
New York Life Insurance Company
Pfizer Inc.
Prudential Insurance Company

TACT RECRUITING

  The Company's success depends in large part upon its ability to attract, develop, motivate and retain highly skilled technical consultants. Because qualified technical consultants are in great demand and are likely to remain a limited resource for the foreseeable future, the Company dedicates significant human and capital resources to recruit consultants with both IT consulting and industry experience. The Company's corporate headquarters has overall responsibility for national, international and internet recruiting and for providing corporate-wide recruiting guidelines and procedures. In addition, each Solution Branch works with corporate headquarters to recruit locally-based consultants. TACT conducts ongoing candidate searches and maintains an extensive central repository of data for candidates and client requirements.

  The Company hires consultants through various recruiting efforts and by referral from the technical and administrative personnel of the Company. Each candidate is screened through detailed interviews by the Company's recruiting, technical and management personnel. In addition, the Company's training programs provide a pool of experienced candidates from which the Company has recruited and hired qualified consultants. Consultants include management consultants, project managers, team leaders, system architects, business analysts, system analysts, database administrators, programmer analysts, programmers, data warehousing specialists, systems administrators, LAN administrators and messaging specialists. The Company seeks to offer its consultants competitive pay, attractive assignment opportunities and state of the art training and retraining courses and may, in the future, consider offering stock options as part of an overall compensation program to attract and retain certain technical specialists. See "Risk Factors--Attraction and Retention of Project Managers and Technical Specialists."

TACT RESEARCH

  TACT continuously researches new technologies developed by third parties to determine their viability and potential acceptance in the Fortune 1000 marketplace. TACT research personnel work closely with Technical Practice Managers to predict future tools and technologies to be used by corporate America so that TACT consultants can be trained in those emerging technologies. TACT research personnel also prepare technology demonstrations and pilot projects used in the Company's marketing and sales efforts and identify, evaluate and recommend software products, including those to be marketed by TACT's Software division. In addition, TACT research personnel participate in short-term special projects requiring particular expertise for certain of the Company's clients.

MARKETING ACTIVITIES

  TACT markets its services to its clients directly through its marketing and relationship management personnel at its corporate headquarters. The Company's relationship managers focus their marketing efforts at the level of chief information officers and senior executives who determine corporate level IT needs and requirements. The Company's customer relationship managers interact closely with the Company's sales, recruiting and Technical Practice personnel. Sales representatives at the Solution Branch level initiate contacts at lower levels within an organization, targeting actual users up to the decision makers.

  The Company also markets itself through various targeted marketing initiatives. One such initiative is The Tactician magazine, which is regularly published in-house and distributed by TACT. The Tactician presents articles on a variety of topics including current TACT projects, TACT's accomplishments, industry viewpoints and technology trends, technology "bugs" or "fixes," product reviews and business-related news and developments. The magazine circulates both to existing and potential clients as well as existing consultants and candidates. Another marketing resource, which has also served the Company in its recruiting efforts, is the Company's web site at http://www.tact.com. The web site provides information about TACT consulting and training services and software products to the IT community.

  The Company's participation in local and national user groups, trade shows, conventions and expositions enhances the Company's visibility, name recognition and contacts. TACT Consulting, for example, exhibited a demonstration of its web-enabled database transaction capabilities by creating personalized web pages for visitors at the DB-Expo and Internet World shows in New York City in 1996. TACT Software exhibited its products at COMDEX Chicago and Las Vegas, the Windows NT/Internet Solutions show in San Francisco, Computer Associates World '96 in New Orleans and IDUG '97 in Chicago. In addition, TACT's recruiting personnel regularly participate in IT industry career fairs.

COMPETITION

  The market for IT services is intensely competitive, is affected by rapid technological advances and includes a large number of competitors. Primary competitors include the consulting divisions of "Big Six" accounting firms, systems consulting and implementation firms, application software firms and management consulting firms. Many of these competitors have significantly greater financial, technical and marketing resources and greater name recognition than the Company. In addition, the Company competes with its clients' internal resources, particularly when these resources represent an existing cost to the client. Such competition may impose additional pricing pressures on the Company. See "Risk Factors--Competition."

  The Company believes that the principal competitive factors in the IT services market include breadth of services offered, technical expertise, knowledge and experience in the industry, quality of service and responsiveness to client needs. The Company believes it competes primarily on the basis of its in-depth technical expertise, timely delivery and quality of service.

  A critical component of the Company's ability to compete in the marketplace is its ability to attract, develop, motivate and retain skilled professionals. Although highly skilled technical employees, particularly project managers and technical specialists, are in great demand, the Company believes it can compete favorably in hiring such personnel by offering competitive compensation packages and attractive assignment opportunities.

HUMAN RESOURCES

  At June 30, 1997, the Company had 276 employees and independent contractors, of whom 216 were consultants, 8 were recruiting personnel, 13 were sales and marketing personnel, 7 were technical and customer service personnel, and 32 were executive and administrative personnel. The Company utilizes the services of a significant number of independent contractors to act as consultants. These independent contractors are not employees of the Company, and there can be no assurance that the services of these independent contractors will continue to be available to the Company on terms acceptable to the Company.

  Except for two of the Company's executive officers who have employment agreements with the Company, the Company does not have any collective bargaining, employment, pension, incentive compensation arrangements or non-solicitation agreements with any of its employees or independent contractors. The Company considers its relations with its employees and independent contractors to be good. See "Management."

INTELLECTUAL PROPERTY RIGHTS

  The Company relies upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect its proprietary rights and the proprietary rights of third parties from whom the Company licenses intellectual property. The Company has entered into confidentiality agreements with its employees and limits distribution of proprietary information. There can be no assurance, however, that the steps taken by the Company in this regard will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights. In addition, the Company is aware of other users of the term "TACT" and combinations including "A Consulting," which users may be able to restrict the Company's ability to establish or protect its right to use these terms. The Company has in the past been contacted by other users of the term "TACT" alleging rights to the term. The Company's inability or failure to establish or protect rights to these terms may have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors--Intellectual Property Rights."

  Software developed by the Company in connection with a client engagement is typically assigned to the client. In limited situations, the Company may retain ownership or obtain a license from its client, which permits the Company or a third party to market the software for the joint benefit of the client and the Company or for the sole benefit of the Company.

  Various trademarks, service marks and trade names to which reference is made in this Prospectus are the property of owners other than the Company. Such owners have all applicable rights with respect to their respective trademarks, service marks and trade names.

PROPERTIES

  The Company does not own any real property. The Company's principal executive offices are leased and are located at 200 Park Avenue South, New York, New York and consist of approximately 5,900 square feet of space. The Company is presently negotiating to acquire approximately 5,800 square feet of additional office space at its present location. The Company also leases a facility at 67 Walnut Avenue, Clark, New Jersey, consisting of approximately 2,591 square feet of space. See "Certain Transactions."

LEGAL PROCEEDINGS

  The Company is not involved in any material legal proceedings.

                                  MANAGEMENT

DIRECTORS, DIRECTOR NOMINEES, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The following table sets forth the directors, director nominees, executive officers and key employees of TACT, their ages and the positions held by them with TACT.

 Directors, Director Nominees and Executive Officers:

   NAME                          AGE POSITION
   ----                          --- --------
                                     Chairman of the Board, Chief Executive Officer and
   Shmuel BenTov...............   42 President
   Frank T. Thoelen(1).........   48 Chief Financial Officer, Director Nominee
   Joseph E. Imholz(1).........   65 Director Nominee
   Steven S. Mukamal(1)........   57 Director Nominee

 Key Employees:

   NAME                          AGE POSITION
   ----                          --- --------
   Martin Korsin...............   39 Director of Marketing
   Allison H. Mandel...........   38 Director of Corporate Recruiting
   Shai Talmi..................   34 Director of Research
   Meira Steinbock.............   56 Director of Finance and Administration

--------

(1) Messrs. Imholz and Mukamal have each agreed to serve as a director and to serve on certain committees of the Board of Directors described below effective upon completion of the Offering. Following the Offering, the Company plans to elect one additional independent Board member and to elect contemporaneously Mr. Frank T. Thoelen as a member of the Board.

  SHMUEL BENTOV is the founder, Chairman of the Board, Chief Executive Officer and President of TACT. Mr. BenTov received a B.Sc. in Economics and Computer Science in 1979 from the Bar-Ilan University in Israel and founded TACT in 1983. From 1979 to 1983, Mr. BenTov was a consultant Database Administrator and then an Account Manager with Spiridellis & Associates. From 1972 to 1979, Mr. BenTov served with the Israeli Defense Forces as a Programmer, Analyst, Project Manager, Database Administrator and Chief Programmer.

  FRANK T. THOELEN is the Chief Financial Officer of TACT. Mr. Thoelen is a C.P.A. and received a B.S. in Public Accounting in 1971 from the University at Albany, New York. Prior to joining TACT in June 1997, Mr. Thoelen was President of FTT Consulting Inc., his own consulting firm. From 1971 to 1996, Mr. Thoelen was with Arthur Andersen, an international consulting and business advisory firm. From 1989 to 1996, he was the Division Head for the Business Systems Consulting and Computer Risk Management Business Unit. Prior to that, he was an Audit and Business Advisory Partner, serving a variety of global companies.

  JOSEPH E. IMHOLZ has been nominated to serve as a director of TACT following the completion of the Offering. Mr. Imholz received a B.S. in Management in 1957 from Hofstra University. Prior to his retirement in 1995, Mr. Imholz was Vice President and Chief Information Officer of the Property and Casualty Division of Metropolitan Life Insurance Co. ("MetLife") since 1987. From 1985 to 1987, Mr. Imholz was Executive Director and Chief Information Officer of Albany Life Insurance, a subsidiary of MetLife. From 1981 to 1985, Mr. Imholz was Vice President of Corporate Information Systems of MetLife, and from 1974 to 1981 he was the officer in charge of the MetLife Computer Center in Greenville, South Carolina. From 1957 to 1974, Mr. Imholz served in various capacities with MetLife, including Analyst, Programmer and Manager of Information Systems.

  STEVEN S. MUKAMAL has been nominated to serve as a director of TACT following the completion of the Offering. Mr. Mukamal received a B.A. in 1962 from Michigan State University and a J.D./L.L.B. in 1965 from Brooklyn Law School. Since 1965, he has been a member and senior partner of the law firm Barst & Mukamal. Mr. Mukamal specializes in the areas of immigration and nationality law, consular law and real estate and debt restructuring.

  MARTIN KORSIN is the Director of Marketing for TACT. His primary responsibilities include sales and marketing of TACT IT solutions to chief information officers and senior executives. Mr. Korsin received a B.A. in Philosophy in 1979 from the University of Sussex in England and has been with TACT since May 1995. From August 1992 to May 1995, Mr. Korsin was Vice President, Client/Server with RCG. From February 1989 to August 1992, Mr. Korsin was a Corporate Vice President of New York Life. From October 1988 to February 1989, Mr. Korsin was a Director of End User Computers at Integrated Resources, and from July 1982 to September 1987 he was Manager of Development and Customer Service at Warner Computer.

  ALLISON H. MANDEL is TACT's Director of Corporate Recruiting. Her responsibilities include overseeing national, international and internet recruiting; providing priority recruiting support to all Solution Branch locations; overseeing the central candidate, client/manager and requirement listing databases; and establishing and implementing standard recruiting guidelines and procedures. Ms. Mandel received an M.S. degree in Special Education in 1981 and a B.S. degree in Psychology and Elementary Education in 1980 from SUNY--Geneseo and has been with TACT since August 1993. From July 1990 to August 1993, Ms. Mandel was a Senior Recruiter at Comtex Systems, Inc., a division of Norrell. From January 1990 until June 1990, Ms. Mandel was a Senior Recruiter at TelTech, Inc. From January 1987 to December 1989, Ms. Mandel was a Manager of the Full Time Division at TSR Consulting Services, Inc., and from January 1986 to January 1987 she was a Recruiter at Protocol Career Concepts Inc.

  SHAI TALMI is TACT's Director of Research. He is responsible for evaluating new technology to determine its viability and acceptance in the Fortune 1000 marketplace. Mr. Talmi has been with TACT since 1990. From 1988 to 1990, Mr. Talmi was a Software Developer and Product Manager with Outlook Systems. From 1987 to 1988, Mr. Talmi was a Technical Account Manager at Contahal, and from 1981 to 1987 he was a Programmer, Database Administrator and Team Leader with the Israeli Defense Forces.

  MEIRA STEINBOCK is the Director of Finance and Administration for TACT. She is responsible for finance, accounting, personnel, legal and office administration. Ms. Steinbock received an Associate degree in Business Administration in 1982 from the Israel Institute of Productivity and has been with TACT since 1989. From 1983 to 1989, Ms. Steinbock was a Finance Consultant and Controller for various businesses. From 1972 to 1983, Ms. Steinbock was Executive Vice President of ATIDIM, and from 1959 to 1965 she was a Sergeant-Major with the Israeli Defense Forces.

  The term of office of each director ends when his or her successor has been elected at the annual meeting of shareholders and qualified or upon his or her removal or resignation. The term in office of each executive officer ends when his or her successor has been elected by the Board at any time in its discretion and qualified or upon his or her removal or resignation.

DIRECTOR COMPENSATION

  TACT has adopted a policy of paying an annual fee of $4,000 to each non-employee director for serving on the Board of Directors. All directors will also be reimbursed for all reasonable expenses incurred in connection with traveling to and from meetings. In addition, the Company plans to issue options to each of the Company's non-employee Directors to purchase 1,000 shares of Common Stock at the initial public offering price hereof. The options will vest one-year after the date of grant. Each subsequently elected non-employee Director (including each non-employee director who is re-elected to the Board of Directors) will receive an option to purchase an additional 1,000 shares of Common Stock at the fair market value of the Common Stock on the date of grant. Directors who are officers of TACT are not entitled to any additional compensation as such.

COMMITTEES OF THE BOARD

  In connection with the Offering, the Board of Directors will establish an Executive Committee. The Executive Committee will have the authority to exercise all of the powers of the Board between meetings of the Board. The members of the Executive Committee will include Mr. BenTov and two additional directors to be nominated effective upon consummation of the Offering.

  In addition, the Board will establish an Audit Committee to consist of three directors, two of whom will not be officers or employees of the Company. The Audit Committee will be responsible for the engagement of the Company's independent auditors and will review with them the scope and timing of their audit services and any other services they are asked to perform, their report on the Company's financial statements following completion of their audit and the Company's policies and procedures with respect to internal accounting and financial controls. It is presently anticipated that Mr. BenTov and two additional independent directors will serve on the Audit Committee.

  The Board will establish an Executive Compensation Committee to consist of three directors, two of whom will not be officers or employees of the Company. The Executive Compensation Committee will be responsible for approving appointments and promotions and fixing salaries of executives of the Company between meetings of the full Board and for administering the Stock Option and Award Plan. Mr. BenTov and two additional independent directors will serve on the Executive Compensation Committee. All actions of the Executive Compensation Committee must be ratified by the Board within six months in order to remain effective.

EXECUTIVE COMPENSATION

  The following table sets forth information concerning the annual and long-term compensation earned for the year ended December 31, 1996 for services to the Company in all capacities by the Chief Executive Officer of the Company and his spouse, Ronit BenTov. No other executive officers of the Company earned salary and bonus in excess of $100,000 for the year ended December 31, 1996.

                          SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION
                                                            -------------------
   NAME AND PRINCIPAL POSITION                               SALARY   BONUS(1)
   ---------------------------                              -------- ----------
   Shmuel BenTov
    Chairman of the Board, Chief Executive Officer and
    President.............................................. $350,000 $1,272,886
   Ronit BenTov(2)
    Corporate Secretary.................................... $121,529        --

--------
(1) Includes $12,886 in payment of health and insurance benefits and a car allowance.

(2)Mrs. BenTov's employment was terminated as of December 31, 1996.

EMPLOYMENT AGREEMENTS

  Effective upon consummation of the Offering, the Company and Mr. BenTov will enter into a two year employment agreement providing for his employment as the Company's Chairman of the Board, Chief Executive Officer and President at an initial base salary of $250,000. Mr. BenTov and the Company have agreed during the two year term of his employment agreement not to (i) increase Mr. BenTov's compensation (including base salary and bonus) or (ii) otherwise amend the terms of Mr. BenTov's employment agreement. The employment agreement provides that in the event of termination: (i) without cause, Mr. BenTov will receive a lump sum severance allowance in an amount equal to 2.00 times his then annual base salary; (ii) as a result of the disability or incapacity of Mr. BenTov, Mr. BenTov will be entitled to receive his then annual base salary during the two years following the termination notice; and (iii) as a result of the death of Mr. BenTov, Mr. BenTov's estate will be entitled to receive a lump sum payment equal to his then annual base salary. The agreement includes a two-year non-compete covenant commencing on the termination of employment.

  Effective June 1997, the Company and Mr. Thoelen entered into a three year employment agreement providing for his employment as the Company's Chief Financial Officer at an initial base salary of $150,000. The employment agreement provides that in the event of termination due to a change of control or without cause, Mr. Thoelen will receive a lump sum severance allowance in an amount equal to his then annual base salary. The agreement includes a one-year non-compete covenant commencing on the termination of employment. Pursuant to the employment agreement, Mr. Thoelen received a one-time signing bonus of $25,000 and five-year options to purchase an aggregate 50,000 shares of Common Stock at the initial public offering price of the Offering, 20,000 of which options vest after one year and 30,000 of which vest ratably over the next three years.

EXECUTIVE OFFICER BONUS PLAN

  Upon consummation of the Offering, the Company's bonus program for executive officers will be administrated by the non-employee directors of the Company's Executive Compensation Committee. In determining the bonus compensation payable to the Company's executive officers, the committee will seek to create a direct link between the bonus payable to each executive officer and the financial performance of the Company as a whole. Factors which may be considered in determining the amount of individual bonus awards will include earnings per share targets and individual performance compared to pre-established strategic, financial and operational objectives. For the year ending December 31, 1997, Mr. BenTov will not receive a cash bonus award for his services as Chief Executive Officer and President of the Company and, for the year ending December 31, 1998, may be entitled to receive an annual cash bonus not to exceed one percent of the Company's total revenues for that year subject to approval by the non-employee directors of the Executive Compensation Committee and further subject to the Company meeting certain financial performance criteria.

STOCK OPTION PLAN

  Prior to the effective date hereof, the Company will adopt the Stock Option and Award Plan (the "Plan"). The purpose of the Plan is to enable the Company to provide additional incentives to the Company's officers, directors and employees to advance the interests of the Company by giving them an opportunity to participate in an increase in the market value of the Common Stock. The Plan provides for the grant of stock options, stock appreciation rights, restricted stock awards, performance units and performance shares (collectively, "Awards") to eligible participants. "Incentive" stock options must satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, and, accordingly, no "incentive" stock options may be granted to directors of the Company who are not also employees of the Company.

  The Plan, which provides for the issuance of up to a maximum of 600,000 shares of Common Stock (subject to adjustment pursuant to customary anti-dilution provisions), will be administered by the Executive Compensation Committee of the Board (the "Committee"). The Committee will have sole discretion (subject to the terms of the Plan) to determine the officers, directors and employees to whom Awards will be granted and the terms and conditions of such Awards. The number of shares of Common Stock as to which Awards will be granted to any officer, director or employee will be determined by the Committee based upon such factors as it may deem to be relevant, such as previous and anticipated contributions to, and duration of employment with, the Company.

  The exercise price per share of a stock option will be established by the Committee in its discretion, but may not be less than the fair market value (or not less than 110% of such value if the individual to whom an "incentive" stock option is granted owns, as of the date of grant, shares of the Company's capital stock possessing 10% or more of the total voting power of all outstanding shares of the Company's capital stock) of a share of Common Stock as of the date of grant. The aggregate fair market value (determined as of the date of grant) of shares of Common Stock with respect to which "incentive" stock options are exercisable for the first time by an individual to whom an "incentive" stock option is granted during any calendar year (under "incentive" stock option plans of the Company) may not exceed $100,000. Payment for shares of Common Stock purchased upon the exercise of stock options may be made only in cash or by check.

  Stock appreciation rights ("SARs") entitle the participant to receive, upon exercise of the SAR, an amount determined by multiplying: (1) the difference between (a) the fair market value of a share of Common Stock on the date of exercise and (b) the exercise price, times (2) the number of shares with respect to which the SAR is exercised. The exercise price of each SAR will equal at least 100% of the fair market value of the shares covered by the Award on the date of grant. Thus, SARs, like options, will have value only if the Common Stock appreciates in value after the date of grant. Proceeds from SAR exercises may be paid in cash or shares of Common Stock, as determined in the discretion of the Committee.

  Awards of restricted stock are shares of Common Stock which vest in accordance with terms established in the discretion of the Committee. For example, the Committee may determine that the shares will vest only upon the satisfaction of a continuous employment requirement and/or the achievement of performance goals specified by the Committee.

  Performance units and performance shares are amounts credited to a bookkeeping account established for the participant. Whether a performance unit or share actually will result in a payment to a participant will depend upon the extent to which performance goals established by the Committee are satisfied. Payment will be in cash or shares of Common Stock, as determined in the discretion of the Committee.

  No stock options or other equity-linked derivative securities have been granted or awarded by the Company outside of the Plan.

401(K) PLAN

  The Company sponsors a defined contribution plan under Section 401(k) of the Internal Revenue Code for eligible employees of the Company. Participants may contribute up to 15% of their annual salaries to the 401(k) Plan not to exceed certain limitations. All contributions made by an employee are fully vested and are not subject to forfeiture. The Company may make discretionary matching contributions to the 401(k) Plan on behalf of all eligible employees. No such contributions were made by the Company in 1994, 1995, 1996 and the six months ended June 30, 1997.

                             CERTAIN TRANSACTIONS

  The Company leased an apartment, located at 7 East 14th Street, Suite 20F, New York, New York, from Mr. BenTov, the Company's sole shareholder and Chairman of the Board, Chief Executive Officer and President, on a month-to-month basis with annual payments of $12,000 in 1996 and $30,000 in 1995. The Company terminated this rental effective December 31, 1996. The Company believes the terms of the rental agreement were no less favorable to the Company than could have been obtained from an unaffiliated third party. See "Business--Properties."

  In April 1996, the Company increased its line of credit with Citibank, N.A. from $200,000 to $350,000, and in December 1996 this line of credit was again increased to $1,700,000. In February 1997, the Company increased this line of credit from $1,700,000 to $2,100,000 and, in June 1997, to $3,100,000 to repay
$980,000 outstanding under the Shareholder Loan. The Company had $135,000, $1,450,000 and $2,665,000 outstanding under this line of credit as of December 31, 1995 and 1996 and June 30, 1997, respectively. In March 1997, the Company borrowed an additional $150,000 from Citibank, N.A., which subsequently was repaid by the Company in April 1997. The line of credit is guaranteed by Mr. BenTov and bears interest at a variable rate based on prime plus 1% (9.5% at June 30, 1997). It is anticipated that Mr. BenTov will be relieved of his guarantees as a result of the Company's repayment of borrowings under this line. See "Risk Factors--Payments and Benefit to Existing Sole Shareholder," "Prior S Corporation Status" and "Use of Proceeds."

  The Company had outstanding $1,111,000, $1,045,000 and $0 under the Shareholder Loan from Mr. BenTov as of December 31, 1995 and 1996 and June 30, 1997, respectively. The loan bore interest at a variable rate based on prime (8.5% on June 13, 1997, the date of repayment). At December 31, 1996, $500,000 of the Shareholder Loan was subordinated to the Company's line of credit. The Company will use a portion of the proceeds to repay amounts outstanding under the line of credit. See "Use of Proceeds."

  Effective January 1995, the Company became an S Corporation for federal and certain state income tax purposes. As such, the Company's income was allocated and taxable to the Company's individual shareholder, Mr. BenTov, rather than to the Company. Between January 1, 1995 and June 30, 1997, the Company paid Mr. BenTov compensation aggregating $3,388,000. The Company intends to use a portion of the proceeds to pay the Distribution. See "Prior S Corporation Status."

  Prior to the Termination Date, the Company and Mr. BenTov will enter into an agreement (the "Tax Indemnification Agreement") providing that the Company will be indemnified by Mr. BenTov with respect to any federal, state or local corporate income taxes (plus interest and penalties) as a result of the Company's failure to qualify as an S Corporation with respect to tax returns in which the Company reported its income as an S Corporation. Mr. BenTov's liability under the Tax Indemnification Agreement will be limited to the aggregate amount of all distributions received by Mr. BenTov from the Company during such S Corporation reporting period, net of taxes paid or payable by Mr. BenTov with respect to such distributions. The Indemnification Agreement will further provide that the Company will indemnify Mr. BenTov on an after-tax basis with respect to any federal, state or local income taxes (plus interest and penalties) paid or required to be paid by Mr. BenTov, and Mr. BenTov will pay to the Company any refunds of federal, state or local income taxes (including interest received thereon) received by (or credited to) Mr. BenTov, as a result of a subsequent adjustment in income of the Company with respect to any tax return in which the Company reported its income as an S Corporation. The Tax Indemnification Agreement will also provide that Mr. BenTov shall have the option to control the filing of the current year's tax returns and control or participate in audits and certain other matters for any period in which the Company reported its income as an S Corporation. See "Prior S Corporation Status."

  On April 11, 1994, the Company entered into a joint venture with Kalanit Center for Marketing Software & Hardware Ltd. ("Kalanit"), an Israeli software distribution company. At such time, Mr. BenTov owned less than 5% of Kalanit's outstanding ordinary shares. The Company and Kalanit each owned a 50% interest in a joint venture organized as Vianet, Inc. ("Vianet"). Vianet was established to recruit international consultants and develop software. The Company incurred research and development expenses of $185,000 for 1995 consisting of amounts paid to Vianet for software development which were included in Vianet's revenues in 1995. In addition, the Company paid Vianet $140,000, $37,000 and $0 for recruiting services for the years ended December 31, 1995 and 1996 and for the six months ended June 30, 1997, respectively. The Company accounted for its investment in Vianet under the equity method of accounting. The Company's investment in Vianet did not have a material impact on the Company's results of operations. On March 31, 1997, the Company sold its 50% interest in Vianet for a negligible amount to Kalanit at which time Mr. BenTov owned approximately 6.8% of the outstanding ordinary shares of Kalanit. In January 1997, Mr. BenTov subscribed for an additional 12.5% of the outstanding ordinary shares of Kalanit, which shares have not yet been issued. For the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997, Mr. BenTov acted as President of Vianet and received $150,000, $150,000, $0 and $0, respectively, in compensation from Vianet.

  During 1994, 1995 and 1996, Mr. BenTov's spouse, Ronit BenTov, was employed by the Company as Corporate Secretary and received a salary of $126,529, $121,529 and $121,529, respectively. Mrs. BenTov's employment was terminated as of December 31, 1996. During 1994, 1995 and 1996, Mr. BenTov's sister, Victoria BenTov, was employed by Vianet as a consultant and received a salary of $31,000, $60,000 and $65,000, respectively. As of April 1, 1997, Ms.
BenTov's employment with Vianet was terminated, and she was hired by the Company as a consultant at a base salary of $60,000.

                       PRINCIPAL AND SELLING SHAREHOLDER

  The following table sets forth information with respect to beneficial ownership of the Common Stock, as of June 30, 1997 and as adjusted to reflect the sale of Common Stock offered hereby by (i) each person who beneficially owns, to the knowledge of the Company, 5% or more of the Common Stock, (ii) each director and director nominee of the Company, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors, director nominees and executive officers of the Company as a group.

                                  BENEFICIAL OWNERSHIP    BENEFICIAL OWNERSHIP
                                  PRIOR TO OFFERING(2)      AFTER OFFERING(2)
                                  ----------------------  ----------------------
                                    NUMBER                 NUMBER OF
NAME(1)                            OF SHARES    PERCENT     SHARES      PERCENT
-------                           ------------ ---------  ------------ ---------
Shmuel BenTov(3)................     3,550,000     100.0%    3,550,000     66.4%
Frank T. Thoelen................           --        --            --       --
Joseph E. Imholz................           --        --            --       --
Steven S. Mukamal...............           --        --            --       --
All directors, director nominees
 and executive officers as a
 group (four persons)(4)........     3,550,000     100.0%    3,550,000     66.4%

--------

(1) The address of each person listed, unless otherwise indicated, is 200 Park Avenue South, New York, New York 10003.
(2) As used in this table "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days after such date. Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the ownership percentage of such person but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person. Unless otherwise noted, each person listed has the sole power to vote, or direct the voting of, and power to dispose, or direct the disposition of, all of such shares.

(3) Assumes no exercise of the Underwriters' over-allotment option. In the event such option is exercised in full, each of the Company and Mr. BenTov will sell 135,000 shares of Common Stock (for a total of 270,000 shares of Common Stock) and Mr. BenTov will beneficially own 3,415,000 shares, or 62.3%, of the outstanding Common Stock after the Offering.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, par value $0.01 per share, and 2,000,000 shares of Preferred Stock, par value $0.01 per share. As of the date of this Prospectus, 3,550,000 shares of Common Stock are outstanding and no shares of Preferred Stock are outstanding. After giving effect to the sale of the shares of Common Stock offered hereby, there will be 5,350,000 shares of Common Stock outstanding (5,485,000 shares if the Underwriters' over-allotment option is exercised in full).

COMMON STOCK

  The holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote at a meeting of shareholders. Each shareholder may exercise such vote either in person or by proxy. Shareholders are not entitled to cumulate their votes for the election of directors, which means that the holders of more than 50% of the Common Stock voting for the election of directors can elect all of the directors to be elected by holders of Common Stock, in which event the holders of the remaining shares of Common Stock will not be able to elect any director. Subject to preferences to which holders of Preferred Stock issued after the sale of the Common Stock offered hereby may be entitled, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets of the Company which are legally available for distribution to shareholders, subject to the prior rights on liquidation of creditors and to preferences to which holders of Preferred Stock issued after the sale of the Common Stock offered hereby may be entitled. The holders of Common Stock have no preemptive, subscription, redemption or sinking fund rights. The Common Stock currently outstanding, and the Common Stock offered hereby, is and will be validly issued, fully paid and nonassessable. The Company does not presently anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

  Subsequent to the completion of the Offering, Mr. BenTov will own approximately 66.4% of the then-outstanding shares of Common Stock (62.3% if the Underwriter's over-allotment option is exercised in full) and will be able to elect all of the members of the Board of Directors and exercise substantial influence over the outcome of any issues which may be subject to a vote of the Company's shareholders. See "Risk Factors--Control by Principal Shareholder."

PREFERRED STOCK

  The Board has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences, and the number of shares constituting and the designation of any such series, without further vote or action by the shareholders. At present, the Company has no plans to issue any of the Preferred Stock and is not aware of any pending or proposed transaction that would be affected by such an issuance.

NEW YORK ANTI-TAKEOVER LAW

  The Company, as a New York corporation, is subject to the provisions of
Section 912 of the New York Business Corporation Law and will continue to be so subject if and for so long as it has a class of securities registered under
Section 12 of the Exchange Act and continues to be organized under the laws of the State of New York. Section 912 provides, with certain exceptions, that a New York corporation may not engage in a "business combination" (e.g., merger, consolidation, recapitalization or disposition of stock or assets) with any "interested shareholder" for a period of five years from the date that such person first became an interested shareholder unless: (a) the transaction resulting in a person becoming an interested shareholder, or the business combination, was approved by the Board of Directors of such corporation prior to that person becoming an interested shareholder; (b) the business combination is approved by the holders of a majority of the outstanding voting stock not beneficially owned by such interested shareholder; or (c) the business combination meets certain valuation and consideration requirements for the stock of such corporation. An "interested shareholder" is defined as any person that is the beneficial owner of 20% or more of the then-outstanding voting stock. These provisions are likely to impose greater restrictions on an unaffiliated shareholder than on the existing shareholder who will continue to own a majority of the Company's outstanding Common Stock after the Offering.

CERTAIN EFFECTS OF AUTHORIZED AND UNISSUED STOCK

  There will be, at the time of the sale of the Common Stock offered hereby, 4,100,000 unissued and unreserved shares of Common Stock (3,965,000 shares if the Underwriters' over-allotment option is exercised in full) and 2,000,000 unissued and unreserved shares of Preferred Stock. These additional shares may be issued for a variety of proper corporate purposes, including future public or private offerings to raise additional capital or facilitate acquisitions. The Company does not presently intend to issue additional shares of Common Stock or Preferred Stock (other than in connection with the Plan).

  One of the effects of the existence of unissued and unreserved shares of Common Stock and Preferred Stock may be to enable the Board to discourage an attempt to change control of the Company (by means of a tender offer, proxy contest or otherwise) and thereby to protect the continuity of the Company's management. If, in the due exercise of its fiduciary duties, the Board determined that an attempt to change control of the Company was not in the Company's best interest, the Board could authorize, without having to obtain approval of the shareholders, the issuance of such shares in one or more transactions that might prevent or render more difficult the completion of such attempt. In this regard, the Board has the authority to establish the rights and preferences of the authorized and unissued shares of Preferred Stock, one or more series of which could be issued entitling the holders thereof to vote separately as a class or to cast a proportionately larger vote than the holders of shares of Common Stock on any proposed action, to elect directors having terms of office or voting rights greater than the terms of office or voting rights of other directors, to convert shares of Preferred Stock into a proportionately larger number of shares of Common Stock or other securities of the Company, to demand redemption at a specified price under prescribed circumstances related to such a change or to exercise other rights designed to impede such a change. The issuance of shares of Preferred Stock, whether or not related to any attempt to effect such a change, may adversely affect the rights of the holders of shares of Common Stock.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have a total of 5,350,000 shares of Common Stock outstanding (5,485,000 if the Underwriters' over-allotment option is exercised in full). Of these shares, the 1,800,000 shares offered hereby (2,070,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or registration under the Securities Act by persons other than "affiliates" of the Company, as defined by Rule 144 promulgated under the Securities Act. The remaining 3,550,000 shares of Common Stock outstanding upon completion of the Offering (3,415,000 shares of Common Stock outstanding if the Underwriters' over-allotment option is exercised in full) will be "restricted shares" as that term is defined by Rule 144.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the number of shares of Common Stock then outstanding or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

  Under Rule 144 (and subject to the conditions thereof), all of the restricted shares will be eligible for sale upon completion of the Offering. However, the Company's existing sole shareholder and its executive officers and directors, who in the aggregate will beneficially own 66.4% shares of Common Stock upon completion of the Offering (62.3% if the Underwriters' over-allotment option is exercised in full), have agreed not to sell, offer to sell, contract to sell, solicit an offer to buy, grant any option for the purchase or sale of, assign, pledge, distribute or otherwise transfer, dispose of or encumber (or make any announcement with respect to any of the foregoing), directly or indirectly, any shares of Common Stock, or any options, rights, warrants or other securities convertible into or exercisable or exchangeable for Common Stock or evidencing any right to purchase or subscribe for shares of Common Stock, whether or not beneficially owned by such shareholder, director or executive officer, except as contemplated in the Offering, for a period of 180 days from the date of this Prospectus without the prior written consent of The Robinson-Humphrey Company, Inc., on behalf of the Underwriters.

  The Company may file a registration statement on Form S-8 under the Securities Act registering the 600,000 shares of Common Stock reserved for issuance under its Stock Option and Award Plan. As a result, shares issued upon exercise of stock options granted under the Plan will be available, subject to special rules for affiliates, for resale in the public market after the effective date of such registration statement. Options to purchase 450,000 shares of Common Stock commence vesting one year from the date hereof. See "Management--Stock Option Plan."

  No prediction can be made as to the effect, if any, that the sales of the Common Stock or the availability of such shares for sale in the public market will have on the market price for the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market after the restrictions described above lapse could adversely affect prevailing market prices for the Common Stock and impair the ability of the Company to raise capital through an offering of its equity securities in the future.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, the Underwriters named below, for whom The Robinson-Humphrey Company, Inc. and Wheat, First Securities, Inc. are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters, the respective number of shares of Common Stock set forth opposite their respective names below at the initial public offering price less the underwriting discounts set forth on the cover page of this Prospectus:

                                                                       NUMBER OF
        UNDERWRITER                                                     SHARES
        -----------                                                    ---------
   The Robinson-Humphrey Company, Inc. ...............................
   Wheat, First Securities, Inc. .....................................
                                                                       ---------
     Total............................................................ 1,800,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligations is such that they are committed to purchase all shares of the Common Stock offered hereby if any such shares are purchased.

  The Company has been advised by the Underwriters that they propose to offer the shares of Common Stock directly to the public at the initial public offering price per share set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $ per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share in sales to certain other dealers. After the Offering, the public offering price and other selling terms may be changed by the Underwriters.

  The Company and the Selling Shareholder have each granted the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to an additional 135,000 shares of Common Stock (a total of 270,000 shares of Common Stock) at the initial public offering price, less the underwriting discounts, set forth on the cover page of the Prospectus to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase from the Company and the Selling Shareholder approximately the same percentage thereof that the number of shares of Common Stock to be purchased by each of them as shown in the table above bears to the 1,800,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the 1,800,000 shares of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 1,800,000 shares are being offered.

  The Company, the existing sole shareholder and each of the Company's directors and executive officers have agreed that they will not sell, offer to sell, contract to sell, solicit an offer to buy, grant any option for the purchase or sale of, assign, pledge, distribute or otherwise transfer, dispose of or encumber (or make any announcement with respect to any of the foregoing), directly or indirectly, any shares of Common Stock, or any options, rights, warrants or other securities convertible into or exercisable or exchangeable for Common Stock or evidencing any right to purchase or subscribe for shares of Common Stock, whether or not beneficially owned by such shareholder, director or executive officer, except as contemplated in the Offering, for a period of 180 days from the date of this Prospectus without the prior written consent of The Robinson-Humphrey Company, Inc. on behalf of the Underwriters. See "Shares Eligible for Future Sale."

  The Company and the Selling Shareholder have agreed to indemnify the Underwriters against, or to contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act.

  In connection with the Offering, certain Underwriters and selling group members (if any) and their respective affiliates who are qualified registered market makers on the Nasdaq National Market may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, pursuant to which such persons may bid for or purchase the Common Stock for the purpose of stabilizing their respective market prices. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 270,000 shares of Common Stock, by exercising the over-allotment option referred to above. In addition, the Underwriters may impose "penalty bids" under contractual arrangements with dealers whereby they may reclaim from a dealer participating in the Offering for the account of the Underwriters the selling concession with respect to the Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the prices of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

  Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock will be determined by negotiations between the Company and the Representatives and will not be based upon any independent appraisal or valuation of the Company. Among the factors to be considered in determining the initial public offering price are the economic outlook for the industry in which the Company operates, the Company's position in the industry, the Company's earnings prospects, the Company's financial position, the ability and experience of the Company's management, the prevailing conditions of the securities market at the time of the Offering and the stock prices of publicly traded companies which the Company and the Representatives believe to be comparable to the Company.

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Orrick, Herrington & Sutcliffe LLP, New York, New York. Certain legal matters will be passed upon for the Underwriters by Alston & Bird LLP, Atlanta, Georgia.

                                    EXPERTS

  The financial statements of the Company at December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form SB-2 under the Securities Act with respect to the shares of Common Stock offered hereby. This

Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other documents filed as an exhibit to the Registration Statement, are not necessarily complete and reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.C., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

  As a result of the Offering, the Company will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. The Company intends to furnish to its shareholders annual reports containing audited financial information for each fiscal year of the Company and unaudited quarterly reports for the first three quarters of each fiscal year of the Company.

                          THE A CONSULTING TEAM, INC.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Auditors............................................  F-2
Balance Sheets as of December 31, 1995 and 1996 and June 30, 1997
 (unaudited)..............................................................  F-3
Statements of Operations and Retained Earnings for the years ended
 December 31, 1994, 1995 and 1996 and the six months ended
 June 30, 1996 and 1997 (unaudited).......................................  F-4
Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997 (unaudited).....  F-5
Notes to Financial Statements.............................................  F-6

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
The A Consulting Team, Inc.

  We have audited the accompanying balance sheets of The A Consulting Team, Inc. (the "Company") as of December 31, 1995 and 1996, and the related statements of operations and retained earnings, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

New York, New York
January 31, 1997, except for Note 1, as to which the date is    , 1997

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

  The foregoing report is in the form that will be signed upon completion of the split of outstanding shares of common stock and amendment to the certificate of incorporation as described in Note 1 to the financial statements.

                                          ERNST & YOUNG LLP

New York, New York

July 23, 1997

                          THE A CONSULTING TEAM, INC.

                                 BALANCE SHEETS

                                       DECEMBER 31,                   PRO FORMA
                                   ---------------------  JUNE 30,    JUNE 30,
                                      1995       1996       1997        1997
                                   ---------- ---------- ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
                                                                      (NOTE 11)
ASSETS
Current assets:
 Cash............................  $  420,157 $  347,285 $    7,578  $    7,578
 Accounts receivable.............   2,496,360  4,163,869  6,528,427   6,528,427
 Prepaid expenses and other......      56,241    162,550    138,703     138,703
                                   ---------- ---------- ----------  ----------
   Total current assets..........   2,972,758  4,673,704  6,674,708   6,674,708
Investment in and advances to
 joint venture (Note 7)..........      36,322     16,452        --          --
Property and equipment, at cost,
 less accumulated depreciation
 (Note 2)........................     170,531    375,323    481,053     481,053
Deposits.........................      16,696     34,614     34,614      34,614
Deferred offering costs..........         --         --      45,511      45,511
                                   ---------- ---------- ----------  ----------
   Total assets..................  $3,196,307 $5,100,093 $7,235,886  $7,235,886
                                   ========== ========== ==========  ==========
LIABILITIES AND SHAREHOLDER'S EQ-
 UITY
Current liabilities:
 Loan payable--bank (Note 3).....  $  135,000 $1,450,000 $2,665,000  $2,665,000
 Loan payable to shareholder
  (Note 3).......................   1,111,000  1,045,000        --          --
 Current portion of long-term
  debt (Note 3)..................         --      12,896     13,332      13,332
 Due to joint venture (Note 7)...      43,480        --         --          --
 Distribution payable to share-
  holder.........................         --         --         --    2,000,000
 Accounts payable and accrued ex-
  penses (Note 4)................     998,591  1,713,347  2,156,449   2,156,449
 Income taxes payable............      58,515      8,107     91,441      91,441
 Deferred income taxes (Note 5)..      47,000     16,000      6,000      64,000
                                   ---------- ---------- ----------  ----------
   Total current liabilities.....   2,393,586  4,245,350  4,932,222   6,990,222
Long-term debt (Note 3)..........         --      44,059     38,367      38,367
Commitments (Note 9).............
Shareholder's equity:
 Preferred stock, (pro forma:
  $.01 par value; 2,000,000
  shares authorized; no shares
  issued or outstanding).........         --         --         --          --
 Common stock, no par value;
  3,550,000 shares authorized,
  issued and outstanding (pro
  forma: $.01 par value;
  10,000,000 authorized).........         100        100        100      35,500
 Retained earnings...............     802,621    810,584  2,265,197     171,797
                                   ---------- ---------- ----------  ----------
   Total shareholder's equity....     802,721    810,684  2,265,297     207,297
                                   ---------- ---------- ----------  ----------
   Total liabilities and share-
    holder's equity..............  $3,196,307 $5,100,093 $7,235,886  $7,235,886
                                   ========== ========== ==========  ==========

                            See accompanying notes.

                          THE A CONSULTING TEAM, INC.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                                    SIX MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                 JUNE 30,
                          -------------------------------------  ------------------------
                             1994         1995         1996         1996         1997
                          -----------  -----------  -----------  -----------  -----------
                                                                 (UNAUDITED)  (UNAUDITED)
HISTORICAL:
Revenues:
 Consulting services....  $ 9,462,400  $14,430,355  $18,980,857  $8,636,946   $15,378,395
 Software licensing.....    1,321,228    1,382,642    1,776,222   1,107,307       784,781
 Training services......       98,363      209,888      237,975     149,425       110,222
                          -----------  -----------  -----------  ----------   -----------
   Total revenues.......   10,881,991   16,022,885   20,995,054   9,893,678    16,273,398
Cost of revenues........    8,015,818   11,040,609   14,521,124   6,806,991    11,216,866
                          -----------  -----------  -----------  ----------   -----------
Gross profit............    2,866,173    4,982,276    6,473,930   3,086,687     5,056,532
Operating expenses:
 Selling, general and
  administrative
  (excluding executive
  compensation).........    2,001,280    3,089,911    4,699,756   1,923,999     3,241,165
 Executive compensation.      607,465    1,615,162    1,622,886     811,462       150,000
 Research and
  development (Note 7)..      300,000      185,000          --          --            --
 Equity in net (income)
  loss from joint
  venture, including
  loss on disposal of
  $1,584 for June 30,
  1997 (Note 7).........      (35,475)         153       49,575      34,395       (13,253)
                          -----------  -----------  -----------  ----------   -----------
   Total operating ex-
    penses..............    2,873,270    4,890,226    6,372,217   2,769,856     3,377,912
                          -----------  -----------  -----------  ----------   -----------
Income (loss) from oper-
 ations.................       (7,097)      92,050      101,713     316,831     1,678,620
Interest income.........        2,840        3,321        2,446       2,331           171
Interest expense........          --       (13,996)     (67,496)    (39,725)     (108,178)
                          -----------  -----------  -----------  ----------   -----------
Income (loss) before in-
 come taxes.............       (4,257)      81,375       36,663     279,437     1,570,613
Provision (credit) for
 income taxes (Note 5)..       (6,700)    (108,800)      28,700      24,300       116,000
                          -----------  -----------  -----------  ----------   -----------
Net income..............        2,443      190,175        7,963     255,137     1,454,613
Retained earnings at
 beginning of period....      610,003      612,446      802,621     802,621       810,584
                          -----------  -----------  -----------  ----------   -----------
Retained earnings at end
 of period..............  $   612,446  $   802,621  $   810,584  $1,057,758   $ 2,265,197
                          ===========  ===========  ===========  ==========   ===========
UNAUDITED PRO FORMA
 INFORMATION
 (NOTE 11):
Historical income (loss)
 from operations........                            $   101,713               $ 1,678,620
Pro forma adjustment for
 executive compensation.                              1,222,886                   (37,500)
                                                    -----------               -----------
Pro forma income from
 operations.............                              1,324,599                 1,641,120
Interest (expense) in-
 come, net..............                                (65,050)                 (108,007)
                                                    -----------               -----------
Pro forma income before
 income taxes...........                              1,259,549                 1,533,113
Pro forma provision for
 income taxes...........                                568,000                   681,000
                                                    -----------               -----------
Pro forma net income....                            $   691,549               $   852,113
                                                    ===========               ===========
Pro forma net income per
 share..................                            $       .18               $       .23
                                                    ===========               ===========
Weighted average number
 of common shares out-
 standing...............                              3,745,503                 3,745,503
                                                    ===========               ===========

                            See accompanying notes.

                          THE A CONSULTING TEAM, INC.

                            STATEMENTS OF CASH FLOWS

                                                                  SIX MONTHS ENDED
                               YEAR ENDED DECEMBER 31,                JUNE 30,
                          -----------------------------------  ------------------------
                            1994        1995         1996         1996         1997
                          ---------  -----------  -----------  -----------  -----------
                                                               (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM OPERAT-
 ING ACTIVITIES
Net income..............  $   2,443  $   190,175  $     7,963  $   255,137  $ 1,454,613
Adjustments to reconcile
 net income to net cash
 provided by (used in)
 operating activities:
  Depreciation..........     56,782       66,588       96,261       23,984       59,143
  Deferred income taxes.    (22,000)    (168,000)     (31,000)     (15,500)     (10,000)
  Equity in net (income)
   loss from joint
   venture, including
   loss on disposal of
   $1,584 for June 30,
   1997.................    (35,475)         153       49,575       34,395      (13,253)
  Changes in operating
   assets and
   liabilities:
   Accounts receivable..   (108,773)  (1,181,348)  (1,667,509)  (1,650,424)  (2,364,558)
   Prepaid expenses and
    other...............    (17,533)     (14,206)    (106,309)      59,360       23,847
   Accounts payable and
    accrued expenses....    281,320      213,311      714,756    1,315,544      261,171
   Due to joint venture.     50,000       (6,520)     (43,480)     (43,480)         --
   Income taxes payable.        --        58,515      (50,408)     (27,090)      83,334
                          ---------  -----------  -----------  -----------  -----------
Net cash provided by
 (used in) operating
 activities.............    206,764     (841,332)  (1,030,151)     (48,074)    (505,703)
CASH FLOWS FROM
 INVESTING ACTIVITIES
Purchase of property and
 equipment..............   (130,589)     (95,598)    (301,053)     (72,169)    (164,873)
Repayment from (invest-
 ment and advances in)
 joint venture..........     (1,000)         --       (29,705)         --        29,705
Deposits................     (2,447)      (2,701)     (17,918)      (4,080)         --
                          ---------  -----------  -----------  -----------  -----------
Net cash used in invest-
 ing activities.........   (134,036)     (98,299)    (348,676)     (76,249)    (135,168)
CASH FLOWS FROM
 FINANCING ACTIVITIES
Bank overdraft..........        --           --           --       194,926      181,931
Proceeds from loan pay-
 able--bank.............        --       135,000    1,315,000       65,000    1,215,000
Proceeds from loan to
 shareholder............        --     1,111,000      691,000          --           --
Repayment of loan to
 shareholder............        --           --      (757,000)    (550,000)  (1,045,000)
Proceeds from long-term
 debt...................        --           --        57,984          --           --
Repayment of long-term
 debt...................        --           --        (1,029)         --        (5,256)
Deferred offering costs.        --           --           --           --       (45,511)
                          ---------  -----------  -----------  -----------  -----------
Net cash provided by
 (used in) financing
 activities.............        --     1,246,000    1,305,955     (290,074)     301,164
                          ---------  -----------  -----------  -----------  -----------
Net increase (decrease)
 in cash................     72,728      306,369      (72,872)    (414,397)    (339,707)
Cash at beginning of pe-
 riod...................     41,060      113,788      420,157      420,157      347,285
                          ---------  -----------  -----------  -----------  -----------
Cash at end of period...  $ 113,788  $   420,157  $   347,285  $     5,760  $     7,578
                          =========  ===========  ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION
Cash paid during the pe-
 riod for:
  Interest..............  $     902  $     3,214  $    13,921  $    13,170  $    88,819
                          =========  ===========  ===========  ===========  ===========
  Income taxes..........  $  13,263  $       685  $   110,108  $    66,890  $    42,666
                          =========  ===========  ===========  ===========  ===========

                            See accompanying notes.

                          THE A CONSULTING TEAM, INC.

                         NOTES TO FINANCIAL STATEMENTS

               (INFORMATION AS OF JUNE 30, 1997 AND FOR THE

          SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

1. SIGNIFICANT ACCOUNTING POLICIES

 Organization and Description of Business

  The A Consulting Team, Inc. (the "Company") was incorporated on February 16, 1983, in the State of New York, for the purpose of providing various computer consulting and training services and marketing software products. The Company's customers are primarily located in the New York/New Jersey metropolitan area.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Share Information

  All outstanding share amounts included in the accompanying financial
statements have been adjusted to reflect a 355,000-for-1 stock split on    ,
1997.

 Interim Financial Statements

  The unaudited interim information as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 has been prepared on the same basis as the annual financial statements and, in the opinion of the Company's management, reflects normal recurring adjustments necessary for a fair presentation of the information for the periods presented. Interim results are not necessarily indicative of results for a full year. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.

 Cash Equivalents

  The Company considers all highly liquid financial instruments with a maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of the dates presented.

 Property and Equipment

  Property and equipment acquired after December 31, 1994 are depreciated using the straight-line method over the estimated useful lives of the assets, which range from five to ten years. Property and equipment acquired prior to January 1, 1995 are depreciated using an accelerated method over the estimated useful lives of the assets, which range from five to seven years.

 Revenue and Accounts Receivable

  Consulting and training revenue are recognized as services are provided. Revenue from sales of software licenses is recognized upon delivery of the software to a customer because future obligations associated with such revenue are insignificant.

  The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Provisions for doubtful accounts, which have not been material for any of the periods presented, are recorded when such losses are determined. Credit losses historically have been consistent with management's expectations.

 Research and Development Expenses

  Research and development costs are charged to expense as incurred.

                          THE A CONSULTING TEAM, INC.

               (INFORMATION AS OF JUNE 30, 1997 AND FOR THE

          SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


2. PROPERTY AND EQUIPMENT

  Property and equipment, at cost, consists of the following:

                                                       DECEMBER 31,
                                                     -----------------
                                                                       JUNE 30,
                                                       1995     1996     1997
                                                     -------- -------- --------
   Equipment........................................ $251,121 $450,056 $599,897
   Software.........................................    5,911    8,518    8,518
   Furniture and fixtures...........................   83,189  124,715  136,491
   Automobiles......................................   72,346  102,355   96,824
                                                     -------- -------- --------
                                                      412,567  685,644  841,730
   Less accumulated depreciation....................  242,036  310,321  360,677
                                                     -------- -------- --------
                                                     $170,531 $375,323 $481,053
                                                     ======== ======== ========

3. LOANS PAYABLE AND CREDIT ARRANGEMENT

  In February 1997, the Company increased its line of credit with a bank from $1,700,000 to $2,100,000 and, in June 1997, the Company further increased its line of credit to $3,100,000 to repay the then outstanding balance of the shareholder's loan. As of December 31, 1995 and 1996, and June 30, 1997, $135,000, $1,450,000 and $2,665,000 was outstanding under the line of credit, respectively. The line of credit is guaranteed by the shareholder. The loan bears interest at a variable rate based on prime plus 1% (9.25% at December 31, 1996 and 9.5% at June 30, 1997).

  The Company had outstanding borrowings of $1,111,000, $1,045,000 and $0 from the shareholder as of December 31, 1995 and 1996, and June 30, 1997, respectively. The loan bore interest at a variable rate based on prime (8.25% at December 31, 1996 and 8.5% at June 13, 1997, the date of repayment) and was due on demand. At December 31, 1996, $500,000 of the shareholder loan was subordinated to the above mentioned bank loan.

  Long-term debt is comprised of an automobile loan and is payable in monthly installments of $1,415 including interest at 8%. As of December 31, 1996, the loan matures as follows: 1997--$12,896, 1998--$13,967, 1999--$15,126 and
2000--$14,966.

4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

  Accounts payable and accrued expenses consists of the following:

                                                     DECEMBER 31,
                                                  -------------------
                                                                       JUNE 30,
                                                    1995      1996       1997
                                                  -------- ---------- ----------
   Accounts payable.............................. $357,878 $  680,805 $  479,764
   Bank overdraft................................      --         --     181,931
   Commissions...................................   46,295     74,227      7,825
   Payroll.......................................  407,284    716,280  1,167,983
   Interest......................................   10,782     64,357     83,716
   Other accrued expenses........................  176,352    177,678    235,230
                                                  -------- ---------- ----------
                                                  $998,591 $1,713,347 $2,156,449
                                                  ======== ========== ==========

                          THE A CONSULTING TEAM, INC.

               (INFORMATION AS OF JUNE 30, 1997 AND FOR THE

          SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


5. INCOME TAXES

  The Company accounts for income taxes using the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

  Effective January 1, 1993, the Company elected to change its tax accounting method from cash to accrual basis. The cumulative tax effect of this change as of January 1, 1993 is being recognized over four years on the Company's tax returns. The federal income tax provision consists of the tax effect of this change.

  Effective January 1, 1995, the Company elected to be treated as an S Corporation under Subchapter S of the Internal Revenue Code for federal income tax purposes. In addition, the Company elected to be treated for New Jersey and New York State income tax purposes as an S Corporation. Consequently, the Company is not subject to federal income taxes because the shareholder includes the Company's income in his own personal income tax return. For New York and New Jersey State purposes, S Corporations are subject to a minimum income tax. The Company is liable for New York City income taxes because New York City does not allow S Corporation status.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities are as follows:

                                                        DECEMBER 31,
                                                       ---------------
                                                                       JUNE 30,
                                                        1995    1996     1997
                                                       ------- ------- --------
   Licensing revenue.................................. $15,000 $16,000  $6,000
   Amortization of cumulative effect of change in tax
    accounting basis..................................  32,000     --      --
                                                       ------- -------  ------
     Total deferred tax liabilities................... $47,000 $16,000  $6,000
                                                       ======= =======  ======

  Significant components of the provision (credit) for income taxes are as follows:

                                                              SIX MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,          JUNE 30,
                               -----------------------------  -----------------
                                 1994      1995       1996     1996      1997
                               --------  ---------  --------  -------  --------
Current:
  Federal..................... $  2,000  $  28,300  $ 28,300  $14,200  $    --
  State and local.............   13,300     30,900    31,400   25,600   126,000
                               --------  ---------  --------  -------  --------
    Total current.............   15,300     59,200    59,700   39,800   126,000
                               --------  ---------  --------  -------  --------
Deferred:
  Federal.....................   (8,800)  (117,400)  (28,500) (14,200)      --
  State and local.............  (13,200)   (50,600)   (2,500)  (1,300)  (10,000)
                               --------  ---------  --------  -------  --------
    Total deferred............  (22,000)  (168,000)  (31,000) (15,500)  (10,000)
                               --------  ---------  --------  -------  --------
                               $ (6,700) $(108,800) $ 28,700  $24,300  $116,000
                               ========  =========  ========  =======  ========

  As a result of the change in tax status effective January 1, 1995, approximately $110,000 of the December 31, 1994 deferred tax liability was reversed and reflected as a 1995 deferred tax benefit.

                          THE A CONSULTING TEAM, INC.

               (INFORMATION AS OF JUNE 30, 1997 AND FOR THE

          SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


5. INCOME TAXES--(CONTINUED)

  A reconciliation between the federal statutory rate and the effective unaudited pro forma income tax rate for the year ended December 31, 1996 and the six months ended June 30, 1997 is as follows:

                                                                   SIX MONTHS
                                                   YEAR ENDED         ENDED
                                                DECEMBER 31, 1996 JUNE 30, 1997
                                                ----------------- -------------
Federal statutory rate.........................       34.0%           34.0%
State and local taxes net of federal tax bene-
 fit...........................................       10.0             9.9
Non deductible expenses........................        1.1             0.5
                                                      ----            ----
                                                      45.1%           44.4%
                                                      ====            ====

  The Company presently plans to effect an initial public offering ("IPO"). Effective upon consummation of the IPO, the Company will no longer be an S Corporation. Upon the change in status of the Company, under SFAS 109, there will be an additional income tax liability due to federal and state income taxes being payable on the temporary differences. The additional income tax expense that would have to be recognized had the change occurred on December 31, 1996 and June 30, 1997 would be approximately $165,000 and $58,000, respectively.

6. RETIREMENT PLAN

  The Company sponsors a defined contribution plan under Section 401(k) of the Internal Revenue Code for its employees. Participants can make elective contributions subject to certain limitations. The Company can make matching contributions on behalf of all participants. No such contributions were made by the Company in 1994, 1995, 1996 or the six months ended June 30, 1997.

7. JOINT VENTURE

  The Company owned a 50% interest in Vianet, Inc. ("Vianet"), which is located in New York and is engaged in the recruiting of international consultants and software development for resale. The Company's research and development expenses of $300,000 and $185,000 for the years ended December 31, 1994 and 1995, respectively, consisted of amounts paid to Vianet for software development. These amounts were included in Vianet's revenues in 1994 and 1995. In addition, the Company paid Vianet $139,565 and $36,595 for recruiting services in 1995 and 1996, respectively. The Company accounts for this investment under the equity method of accounting.

  The following is summarized financial information of Vianet:

                                                                 DECEMBER 31,
                                                               ----------------
                                                                1995     1996
                                                               ------- --------
     Cash..................................................... $24,757 $  4,036
     Due from related party...................................  43,480      --
     Other assets.............................................   4,406    3,140
                                                               ------- --------
       Total assets........................................... $72,643 $  7,176
                                                               ======= ========
     Due to related party..................................... $   --  $ 29,705
     Other liabilities........................................     --     3,978
     Shareholders' equity (deficit)...........................  72,643  (26,507)
                                                               ------- --------
                                                               $72,643 $  7,176
                                                               ======= ========

                          THE A CONSULTING TEAM, INC.

               (INFORMATION AS OF JUNE 30, 1997 AND FOR THE

          SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


7. JOINT VENTURE--(CONTINUED)

                                                   YEAR ENDED DECEMBER 31,
                                                -------------------------------
                                                  1994       1995       1996
                                                ---------  ---------  ---------
     Revenues.................................. $ 300,000  $ 324,565  $  36,595
     Costs and expenses........................  (229,051)  (324,871)  (135,745)
                                                ---------  ---------  ---------
     Net income (loss)......................... $  70,949  $    (306) $ (99,150)
                                                =========  =========  =========

  Vianet had limited activity during the six months ended June 30, 1996 and the three months ended March 31, 1997. On March 31, 1997, the Company sold its 50% interest in Vianet to its joint venture partner for a nominal amount. Vianet repaid the $29,705 advance to the Company during March 1997.

8. CONCENTRATION OF CREDIT RISK

  Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company maintains its cash balances on deposit with a limited number of financial institutions.

  Sales to two customers represent approximately 12% and 11%, 11% and 14%, 11% and 8%, 14% and 8% and 26% and 8% of revenues for the years ended December 31, 1994, 1995 and 1996, and for the six months ended June 30, 1996 and 1997, respectively. Receivables from two customers with the largest balances represent approximately 18%, 28% and 37% of accounts receivable as of December 31, 1995 and 1996, and June 30, 1997, respectively.

9. LEASES

  The Company leases office space under noncancellable operating leases. Future base rental payments are as follows:

          YEARS ENDING DECEMBER 31:
          -------------------------
          1997........................................ $120,000
          1998........................................  110,000
          1999........................................   77,000
                                                       --------
                                                       $307,000
                                                       ========

  Rent expense for the years ended December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1996 and 1997 was approximately $72,000, $101,000 $119,000, $52,000 and $68,000, respectively.

  In addition, the Company has leased on a month-to-month basis, other space from the shareholder. Rent paid to the shareholder was $30,000 in 1994 and 1995, $12,000 in 1996 and $6,000 for the six months ended June 30, 1996.

10. STOCK OPTION PLAN

  The Company intends to adopt a Stock Option Plan which provides for the grant of stock options that are either "incentive" or "non-qualified" for federal income tax purposes. The Plan will provide for the issuance of up to a maximum of 600,000 shares of common stock (subject to adjustment pursuant to customary anti-dilution provisions).

  The exercise price per share of a stock option is to be established by the Executive Compensation Committee of the Board of Directors in its discretion, but may not be less than the fair market value of a share of common stock as of the date of grant. The aggregate fair market value of the shares of common stock with respect to which "incentive" stock options are exercisable for the first time by an individual to whom an "incentive" stock option is granted during any calendar year may not exceed $100,000.

                          THE A CONSULTING TEAM, INC.

               (INFORMATION AS OF JUNE 30, 1997 AND FOR THE

          SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


10. STOCK OPTION PLAN--(CONTINUED)

  Stock options, subject to certain restrictions, may be exercisable any time after full vesting for a period not to exceed five years from the date of grant and terminate upon the date of termination of employment. Such period is to be established by the Company in its discretion on the date of grant.

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations with pro forma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company intends to account for its stock-based compensation plans in accordance with the provisions of APB 25.

11. PRO FORMA ADJUSTMENTS (UNAUDITED)

 Pro Forma Balance Sheet

  Effective upon consummation of the IPO, the Company intends to declare an S Corporation distribution to its existing shareholder representing all previous earned and undistributed S Corporation taxable earnings. Through June 30, 1997, such amount is estimated to be approximately $2,000,000. A portion of the net proceeds from the IPO will be used to pay such distribution. The pro forma balance sheet at June 30, 1997 gives effect to this item.

  The pro forma balance sheet at June 30, 1997 also gives effect to an additional deferred tax liability of $58,000 (see Note 5) and the change in common stock from no par value to $.01 par value.

 Pro Forma Statements of Operations

  Effective upon consummation of the IPO, the Company will no longer be treated as an S Corporation, and accordingly will be subject to federal and New York and New Jersey state income taxes. In addition, effective upon consummation of the IPO, the Company will enter into a two-year employment contract with its Chief Executive Officer ("CEO") which provides for an annual base salary of $250,000, and a three-year employment contract with its Chief Financial Officer ("CFO") which provides for an annual base salary of $150,000. The CEO's employment contract also will provide that he will receive no cash bonus for 1997 and will provide for an annual bonus not to exceed one percent of the Company's total revenues for 1998 subject to approval by the non-employee directors of the Company's Executive Compensation Committee and further subject to the Company meeting certain financial performance criteria. The CEO and the Company have agreed during the two year term of his employment agreement not to (i) increase his compensation (including base salary and bonus) or (ii) otherwise amend the terms of his employment agreement. The unaudited pro forma adjustments on the statements of operations reflect (i) a provision for income taxes based upon pro forma income as if the Company had not been an S Corporation, and (ii) an adjustment to reflect the terms of the new contracts with the CEO and CFO (excluding any bonus to the CEO which is contingent upon the Company meeting certain financial performance criteria).

 Pro Forma Net Income Per Share

  Pro forma net income per share for the year ended December 31, 1996 and the six months ended June 30, 1997 has been computed by dividing pro forma net income by the weighted average number of common shares outstanding plus the estimated number of shares assumed to be sold by the Company to pay the S Corporation distribution to the shareholder (estimated to be $2,000,000 at June 30, 1997). There were no common stock equivalents outstanding during any period presented.

  The estimated number of shares assumed to be sold by the Company to repay the loans payable to the bank and shareholder (net of the cash balance at December 31, 1996 and June 30, 1997) had no material effect on pro forma net income per share for the year ended December 31, 1996 and for the six months ended June 30, 1997.

                          THE A CONSULTING TEAM, INC.

               (INFORMATION AS OF JUNE 30, 1997 AND FOR THE

          SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


11. PRO FORMA ADJUSTMENTS (UNAUDITED)--(CONTINUED)

  In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" ("SFAS 128"), which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary (basic) earnings per share, the dilutive effect of stock options will be excluded. The impact of the adoption of SFAS 128 on the calculation of earnings per share for periods prior to June 30, 1997 is not expected to be material.

[Inside Back Cover of the Preliminary Prospectus: Graphic superimposed over text of page consisting of 3 arrows shaped to form a large circle. Each arrow contains one of the following words: Consulting, Training, Software.]

THE A CONSULTING TEAM, INC.
SELECTED CLIENT ENGAGEMENTS

TACT served as a systems integrator to merge two separate shareholder service operations. All activities from planning and project management to application development, conversions and rollout were included in the engagement. During the systems integration process, TACT's high level technical experts proposed additional solutions based on their extensive banking experience. As a result, TACT was awarded additional projects including: system management and networking; voice response and call center; mergers and acquisitions support; database administration, Year 2000, client/server solutions, Internet and Windows NT roll-out.

Technologies: CICS, COBOL, VSAM, Access, PowerBuilder; Visual Basic, Microsoft Active Server Pages, Transaction Server, IDMS, Sybase, Novell, Windows NT, SNA Server, IDMS and MS-Office Training

TACT implemented a client/server materials management system, enabling a manufacturing company to manage inventory more efficiently and minimize its number of suppliers, reducing costs. The TACT Solution Team performed all functions necessary for the implementation of this full life-cycle project including project management, database administration, application development, quality assurance, documentation and production support. TACT has expanded its service offerings to this client to include financial applications.

Technologies: Visual Basic, EDA/SQL, MS SQL Server, DB2, Oracle, IMS, Novell, Windows NT, SNA Server, CICS, COBOL,

TACT designed, developed, implemented and rolled out an auto parts pricing system for a multi-national auto maker. TACT developed a sophisticated "what if" analysis using a method to determine the best auto parts prices for a geographical location based on local market factors. In the past, the client priced spare parts using a cost plus formula, not taking into account local
competition and supply and demand.   The system was implemented successfully for
the client's North American market and later adopted for use worldwide. TACT has continued to provide services to this client across all platforms, including networking and internet/intranet.

Technologies: PowerBuilder; Oracle7 on both UNIX and Windows NT, Erwin, DB2, CICS, COBOL, VSAM

A TACT database specialist developed and implemented one of the first client/server applications for a major bank's credit officers. When the bank developed its first corporate-wide intranet project, TACT was hired to resolve significant performance problems with the initial prototype. Based upon TACT's recommendation to enhance the architecture, TACT was awarded the overall intranet project leading to other engagements including performing internal R&D and additional intranet application development projects.

Technologies: PowerBuilder, MDI Database Gateway; Visual C++, Microsoft Internet Information Server, Microsoft's ISAPI framework, SYBASE SQL Server on OS/2, DB2

TACT designed and rolled out approximately 150 Windows 95 workstations and associated NT servers, allowing a large university to support mission critical functions such as student registration and financial aid. Successful implementation led to a larger roll-out of 500 administrative and 500 faculty workstations. Ongoing services provided to this client include PC help desk, network infrastructure design, project management, management consulting and internet/intranet solutions.

Technologies: Windows NT, Windows 95, TCP/IP Architecture, Bay Networks, Checkpoint Firewalls, Compaq Prolinea servers.

TACT developed a customized "Bridge to Client/Server" training course to help a large insurance company make a transition to new technologies. TACT was awarded a project to build a client/server prototype and to provide Lotus Notes Mail training to all of the client's personnel. In addition, TACT is deploying IT professionals across various platforms and technologies in the client's company.

Technologies: PowerBuilder, Visual Basic, DB2, Windows NT, OS/2, Client/Server, Lotus Notes Mail training, CICS, COBOL, VSAM.

TACT was instrumental in delivering mainframe-based TV Network applications for a major television network. When the network decided to convert to the next generation of systems, TACT provided a complete system architecture for their 24x7 environment. TACT continues to co-manage and supply all resources for the quality assurance and testing effort, and IT resources for application development. Ongoing projects include Windows NT roll-out, Windows NT training, an Internet/Intranet project, a business process re-engineering of Network Affiliate systems and development of sophisticated custom solutions for the Network Operations group.

Technologies: SYBASE, HP-UX, HP Service Guard, BMC Patrol, Windows NT, Citrix, ADS/Online, PowerBuilder, Visual C++, Visual Basic, Microsoft Active Server Pages, ActiveX, HTML, MS Exchange, Windows NT Training, CICS, COBOL, IDMS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDER, ANY OF THE UNDERWRITERS OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PRO-SPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OF-FER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OF COMMON STOCK OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITA-TION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITA-TION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    7
The Company...............................................................   13
Prior S Corporation Status................................................   13
Use of Proceeds...........................................................   14
Capitalization............................................................   15
Dividend Policy...........................................................   15
Dilution..................................................................   16
Selected Historical and Pro Forma Financial Data..........................   17
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   18
Business..................................................................   25
Management................................................................   35
Certain Transactions......................................................   39
Principal and Selling Shareholder.........................................   41
Description of Capital Stock..............................................   42
Shares Eligible for Future Sale...........................................   44
Underwriting..............................................................   45
Legal Matters.............................................................   46
Experts...................................................................   46
Available Information.....................................................   46
Index to Financial Statements.............................................  F-1

  UNTIL    , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EF-
FECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIRE-MENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               1,800,000 SHARES

                                  T  A  C  T
                          ---------------------------
                          THE A CONSULTING TEAM, INC.


                                 COMMON STOCK

                               ----------------
                                  PROSPECTUS

                               ----------------

                      THE ROBINSON-HUMPHREY COMPANY, INC.

                          WHEAT FIRST BUTCHER SINGER

                                      , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                        PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 722 of the New York Business Corporation Law ("NYBCL") permits, in general, a New York corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against any judgment, fines and amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service for another entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition had no reasonable cause to believe that his or her conduct was unlawful. Section 723 of the NYBCL permits the corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. Section 721 of the NYBCL provides that indemnification and advancement of expense provisions contained in the NYBCL shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, provided no indemnification may be made on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active or deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

        Article Seventh of the Company's Certificate of Incorporation provides, in general, that the Company may indemnify, to the fullest extent permitted by applicable law, every person threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was an officer or director or was serving at the request of the Company as a director, officer, employee, agent or trustee of another corporation, business, partnership, joint venture, trust, employee benefit plan, or other enterprise, against expenses, judgments, fines and amounts paid in settlement in connection with such suit or proceeding. Article Seventh of the Certificate of Incorporation also provides that the Company may indemnify and advance expenses to those persons as authorized by resolutions of a majority of the Board of Directors or shareholders, agreement, directors' or officers' liability insurance policies, or any other form of indemnification agreement.

        In accordance with that provision of the Certificate of Incorporation, the Company shall indemnify any officer or director (including officers and directors serving another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the Company's request) made, or threatened to be made, a party to an action or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she was serving in any of those capacities against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred as a result of such action or proceeding. Indemnification would not be available under Article Seventh of the Certificate of Incorporation if a judgment or other final adjudication adverse to such director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally grained in fact a financial profit or other advantage to which he or she was not legally entitled.

        Reference is also made to the Form of Underwriting Agreement, attached hereto as Exhibit 1.1, which contains, among other things, provisions whereby the Underwriters agree to indemnify the Company, each officer and director of the Company who has signed the Registration Statement and each person who controls the Company within the meaning of Section 15 of the Act against any losses, liabilities, claims or damages arising out of alleged untrue statements or alleged omissions of material facts with respect to information furnished to the Company by the Underwriters for use in the Registration Statement or Prospectus. See Item 28 "Undertakings".

        In addition, the Company intends to purchase directors' and officers' liability insurance after the completion of the Offering.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the costs and expenses, other than underwriting discounts, payable by the Company in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq/NMS listing fee.

        SEC Registration Fee...............................   $  7,527.27
        NASD Filing Fee....................................      2,984.00
        Nasdaq/NMS Listing Fee.............................     32,375.00
        Printing Costs.....................................    100,000.00
        Legal Fees and Expenses............................    175,000.00
        Accounting Fees and Expenses.......................    100,000.00
        Blue Sky Fees and Expenses.........................      5,000.00
        Transfer Agent and Registrar Fees..................     10,000.00
        Miscellaneous......................................     67,113.73
                                                              -----------
        Total..............................................   $500,000.00
                                                              ===========

---------------------
* To be filed by amendment.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

        Since January 1, 1994 the Registrant has issued (without payment of any selling commission to any person) the following unregistered securities:

        (a) options to purchase a total of 450,000 shares of Common Stock will be issued prior to the effective date hereof pursuant to the Company's Stock Option and Award Plan; and

        (b) 3,549,900 shares of Common Stock issued pursuant to a 355,000-for-1 split of the Common Stock, effected prior to the effective date hereof in the form of a stock dividend.

ITEM 27.  EXHIBITS

        (A)  EXHIBITS

1              Form of Underwriting Agreement.

3.1            Certificate of Incorporation of the Registrant.**

3.2            Restated Certificate of Incorporation of the
               Registrant.

3.3            Amended and Restated By-Laws of the Registrant.

4              Specimen Common Stock Certificate.

5              Form of Opinion of Orrick, Herrington & Sutcliffe LLP.**

10.1 Draft Form of Stock Option and Award Plan of the Registrant and form of related stock option agreement.

10.2           Form of Employment Agreement, dated                 , between
                                                   ----------------
               the Registrant and Shmuel BenTov.

10.3           Form of Employment Agreement, dated                 , between
                                                   ----------------
               the Registrant and Frank T. Thoelen.

10.4           Form of S Corporation Termination Agreement and Tax Allocation
               Agreement.

10.5 Demand Note (Multiple Advances), issued February 1997, between Citibank, N.A. and the Registrant.**

10.6           Shareholder Loan Agreement.*

10.7 Joint Venture Agreement, dated April 11, 1994, between Kalanit Center for Marketing Software & Hardware Ltd. and the Registrant.**

10.8           Form of Tax Indemnification Agreement.

10.9           Letter of Undertaking from the Registrant and Shmuel BenTov.

11             Computation of Earnings Per Share.

23.1           Consent of Orrick, Herrington & Sutcliffe LLP (included in
               Exhibit 5).**

23.2           Consent of Independent Auditors.

24 Power of Attorney (included on page II-5 of the Registration Statement as originally filed).**

27             Financial Data Schedule.

99.1           Consent of Joseph E. Imholz.**

99.2           Consent of Steven S. Mukamal.

---------------------
*  To be filed by amendment.

** Previously filed.
ITEM 28.  UNDERTAKINGS.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in
Item 24, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

        The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) It will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                      SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 23rd day of July, 1997.


                                           THE A CONSULTING TEAM, INC.
                                           By:/s/ Shmuel BenTov
                                              ---------------------------------
                                           Shmuel BenTov, Chairman of the Board,
                                           Chief Executive Officer and President




        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


/s/ Shmuel BenTov                                                July 23, 1997
-------------------------------------------------------
Shmuel BenTov, Chairman and sole member of the Board
of Directors, Chief Executive Officer and President
(Principal Executive Officer)



/s/ Frank T. Thoelen                                             July 23, 1997
-------------------------------------------------------
Frank T. Thoelen, Chief Financial Officer
(Principal Financial Officer
and Chief Accounting Officer)

                                 EXHIBIT INDEX


Exhibit
Number                             Description
-------                            -----------

 1              Form of Underwriting Agreement.

 3.1            Certificate of Incorporation of the Registrant.

 3.2            Restated Certificate of Incorporation of the Registrant.

 3.3            Amended and Restated By-Laws of the Registrant.

 4              Specimen Common Stock Certificate.

 5              Form of Opinion of Orrick, Herrington & Sutcliffe
                LLP.**

10.1 Draft Form of Stock Option and Award Plan of the Registrant and form of related stock option agreement.

10.2 Form of Employment Agreement, dated ___________, between the Registrant and Shmuel BenTov.

10.3 Form of Employment Agreement, dated ___________, between the Registrant and Frank T. Thoelen.

10.4            Form of S Corporation Termination Agreement and Tax
                Allocation Agreement.

10.5            Demand Note (Multiple Advances), issued February
                1997, between Citibank, N.A. and the Registrant.**

10.6            Shareholder Loan Agreement.*

10.7 Joint Venture Agreement, dated April 11, 1994, between Kalanit Center for Marketing Software &
                Hardware Ltd. and the Registrant.**

10.8            Form of Tax Indemnification Agreement.

10.9            Letter of Undertaking from the Registrant and Shmuel
                BenTov.


11              Computation of Earnings Per Share.

23.1            Consent of Orrick, Herrington & Sutcliffe LLP
                (included in Exhibit 5).**

23.2            Consent of Independent Auditors.

24 Power of Attorney (included on page II-5 of the Registration Statement as originally filed).**

27              Financial Data Schedule.

99.1            Consent of Joseph E. Imholz.**

99.2            Consent of Steven S. Mukamal.

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* To be filed by amendment

** Previously filed